UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CON-WAY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Shareholders

MAY 7, 2013

Con-way Inc.

Con-way Inc.

2211 OLD EARHART ROAD, SUITE 100	TELEPHONE: 734/757-1444
ANN ARBOR, MICHIGAN 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 7, 2013

9:00 A.M., local time

Con-way Inc., 2211 Old Earhart Road, Ann Arbor, Michigan

FELLOW SHAREHOLDER:

The Annual Meeting of Shareholders of Con-way Inc. will be held at 9:00 A.M., local time, on Tuesday, May 7, 2013, to:

1.	Elect to the Board of Directors the eleven director nominees who are named in the attached Proxy Statement for a one-year term.

2.	Approve, through a non-binding advisory vote, the compensation of the named executive officers of the Company.

3.	Approve amendments to the Company’s Certificate of Incorporation and Bylaws to increase the maximum number of directors of the Company by providing that the number of directors shall not be more than fourteen.

4.	Approve amendments to the Company’s Certificate of Incorporation and Bylaws to reduce the vote required for shareholders to approve any amendment or repeal of certain provisions of the Company’s Certificate of Incorporation and Bylaws (relating to the declassified nature of the Board, the number, qualifications and terms of directors and the filling of new directorships or vacancies) from 80% of outstanding shares to a majority of outstanding shares.

5.	Approve amendments to the Company’s Certificate of Incorporation to reduce the vote required for shareholders to take action without a meeting by written consent and any amendment or repeal of such written consent provision from 80% of outstanding shares to 66 2/3% of outstanding shares.

6.	Ratify the appointment of the Company’s independent registered public accounting firm.

7.	Transact any other business properly brought before the meeting.

Shareholders of record at the close of business on March 19, 2013, are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you plan to attend, the Company urges you to vote your shares following the instructions found under “Proxy Voting Convenience” in the attached Proxy Statement in order that as many shares as possible will be represented at the meeting. If you attend the meeting and prefer to vote in person, you will be able to do so and your vote at the meeting will revoke any proxy you have previously submitted.

Sincerely,
STEPHEN K. KRULL
Secretary

April 2, 2013

2013 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider before voting, and you should read the entire Proxy Statement carefully before voting.

2013 Annual Meeting of Shareholders

•	Time and Date	9:00 A.M., local time, May 7, 2013
•	Place	2211 Old Earhart Road, Ann Arbor, Michigan
•	Record Date	March 19, 2013
•	Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote. You may vote in person at the meeting or by telephone, the Internet or mail by following the instructions on the proxy card or voting instructions card.
•	Admission	All shareholders are invited to attend the meeting. If you are a shareholder but do not own shares in your name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting. You can obtain driving directions to the meeting at www.con-way.com, in the Investor Events Calendar under the Investor tab.

Voting Matters and Board Recommendations

Agenda Item	Board Vote Recommendation	Page Reference
Election of the eleven director nominees named in the attached Proxy Statement	FOR EACH DIRECTOR NOMINEE	9
Advisory vote on executive compensation	FOR	21
Approval of amendments to Certificate and Bylaws to increase maximum number of directors to fourteen	FOR	23
Approval of amendments to Certificate and Bylaws to reduce supermajority voting thresholds relating to Board of Directors	FOR	23
Approval of amendments to Certificate to reduce supermajority voting thresholds relating to shareholder action by written consent	FOR	24
Ratification of appointment of KPMG LLP as independent registered public accounting firm for 2013	FOR	24

Board Nominees

The following table provides summary information about each director nominee. Each director is elected annually by a majority of the votes cast.

Name	Age	Director Since	Occupation	Independent	Committee Memberships
					AC	GNC	FC	CC

John J. Anton	70	2005	Operating Director, Paine & Partners, LLC	Y	M	M

W. Keith Kennedy, Jr.	69	1996	Chairman of the Board, Con-way Inc.	Y

Michael J. Murray	68	1997	Retired President, Global Corporate and Investment Banking, Bank of America Corporation	Y		C		M

Edith R. Perez	58	2010	Retired Partner, Latham & Watkins LLP	Y	M	M

P. Cody Phipps	51	Director nominee	President and CEO, United Stationers Inc.	Y

John C. Pope	64	2003	Chairman, PFI Group, LLC	Y	C, FE

William J. Schroeder	68	1996	Retired Silicon Valley Entrepreneur	Y				C

Douglas W. Stotlar	52	2005	President and CEO, Con-way Inc.	N

Peter W. Stott	68	2004	President, Columbia Investments, Ltd.	Y			M	M

Roy W. Templin	52	2012	Retired Executive Vice President and Chief Financial Officer, Whirlpool Corporation	Y			M	M

Chelsea C. White III	67	2004	Schneider National Chair of Transportation and Logistics, Georgia Institute of Technology	Y			M	M

AC	Audit Committee
GNC	Governance and Nominating Committee
FC	Finance Committee
CC	Compensation Committee
M	Member
C	Chairman
FE	Financial Expert

Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is providing shareholders with a vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission (“SEC”) rules. Our Board of Directors believes that our executive compensation program and practices:

•	align the interests of our executives and shareholders by tying a significant portion of executive compensation to financial performance goals and the value of our stock;

•	drive outstanding short-term and long-term financial performance through the use of complementary elements of executive compensation; and
•	attract, retain and motivate a high-performing executive team.

As a result, the Board recommends a vote FOR approval, on an advisory, non-binding basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Executive Compensation

Our Compensation Philosophy

Our fundamental goal is to create sustainable value for our Company and our shareholders while effectively managing through the economic cycles of our business. To help achieve this goal and meet the key objectives of our executive compensation program discussed above, our executive compensation program design is based upon two key compensation principles: pay for performance and pay at risk.

The pay-for-performance and pay-at-risk design of our executive compensation program is best illustrated in the following charts, which show that approximately 81% of our Chief Executive Officer’s 2012 target total direct compensation and approximately 72% of the 2012 target total direct compensation of our other named executive officers (NEOs) was in the form of “at risk” incentive compensation opportunities, the value of which is tied to the achievement of performance goals or our stock price.

2012 Target Total Direct Compensation Mix

Further information regarding our executive compensation program can be found in the Compensation Discussion and Analysis beginning on page 39 of this Proxy Statement.

Approval of Amendments to Certificate and Bylaws to Increase Maximum Number of Directors to Fourteen

The Board of Directors, upon recommendation of the Governance and Nominating Committee, has adopted certain amendments to the Company’s Certificate of Incorporation and Bylaws, as described in further detail in Proposal 3 and reflected in Appendix A to this Proxy

Statement, and is seeking shareholder approval of such amendments. The Board of Directors is recommending that shareholders approve amendments to the Company’s Certificate and Bylaws to increase the maximum size of the Company’s Board of Directors from eleven to fourteen directors. The Board of Directors believes that increasing the permissible size of the Board will enable it to more smoothly manage Board transitions (including director retirements due to the mandatory retirement age under our Corporate Governance Guidelines) and more effectively recruit highly qualified director candidates as they are seeking Board positions.

As a result, the Board of Directors recommends a vote FOR approval of the amendments to increase the maximum number of directors to fourteen.

Approval of Supermajority Reduction Amendments Relating to the Board of Directors

The Board of Directors, upon recommendation of the Governance and Nominating Committee, has adopted certain amendments to the Company’s Certificate of Incorporation and Bylaws, as described in further detail in Proposal 4 and reflected in Appendix B to this Proxy Statement, and is seeking shareholder approval of such amendments. The Board is recommending that shareholders approve amendments to the Company’s Certificate and Bylaws to reduce the supermajority voting thresholds required to amend or repeal certain provisions of the Certificate and Bylaws relating to the declassified nature of the Board, the number, qualifications and terms of office of Board members and the filling of new directorships or vacancies.

The Board of Directors recommends a vote FOR approval of the supermajority reduction amendments relating to the Board of Directors.

Approval of Supermajority Reduction Amendments Relating to Shareholder Action by Written Consent

The Board of Directors, upon recommendation of the Governance and Nominating Committee, has adopted certain amendments to the Company’s Certificate of Incorporation, as described in further detail in Proposal 5 and reflected in Appendix C to this Proxy Statement, and is seeking shareholder approval of such amendments. The Board is recommending that shareholders approve amendments to the Company’s Certificate to reduce the supermajority voting thresholds required for shareholders to (i) take action by written consent without a meeting of shareholders and (ii) approve further amendments to the related article in the Certificate.

The Board of Directors recommends a vote FOR approval of the supermajority reduction amendments relating to the shareholder action by written consent.

Ratification of Appointment of Independent Registered Public Accounting Firm

We are asking shareholders to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013.

2014 Annual Meeting of Shareholders

Shareholder proposals intended to be presented at the 2014 Annual Meeting of Shareholders must be received by the Company no later than December 3, 2013, to be considered for inclusion in the Company’s proxy materials, pursuant to Rule 14a-8 under the Exchange Act.

The Company’s Bylaws require that any proposal (including any director nomination) intended to be presented directly at the 2014 Annual Meeting, and not submitted for inclusion in the Company’s proxy materials as described above, must be submitted in accordance with the requirements of the Bylaws no earlier than December 8, 2013 and no later than January 7, 2014.

Con-way Inc.

2211 OLD EARHART ROAD, SUITE 100

ANN ARBOR, MICHIGAN 48105

TELEPHONE: 734/757-1444

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on May 7, 2013

The proxy statement and annual report, including Form 10-K,

are available at: http://investors.con-way.com.

Also available on the Web site are the Company’s proxy card, as well as an instruction card for voting shares of common

stock held in the Company’s 401(k) plans.

PROXY STATEMENT

April 2, 2013

The Annual Meeting of Shareholders of Con-way Inc. (the “Company”) will be held on Tuesday, May 7, 2013. Shareholders of record at the close of business on March 19, 2013 will be entitled to vote at the meeting. This Proxy Statement and accompanying proxy are first being sent to shareholders on or about April 2, 2013.

Board of Directors’ Recommendations

The Board of Directors of the Company is soliciting your proxy for use at the annual meeting and any adjournment or postponement of the meeting. The Board recommends a vote “FOR” the election of the eleven director nominees described below, “FOR” the approval, on an advisory basis, of the Company’s executive compensation, “FOR” approval of amendments to the Company’s Certificate of Incorporation and Bylaws to increase the maximum number of directors to fourteen, “FOR” approval of amendments to the Company’s Certificate of Incorporation and Bylaws to reduce supermajority voting thresholds relating to the declassified Board, number, qualifications and terms of directors and filling of new directorships and vacancies, “FOR” approval of amendments to the Company’s Certificate of Incorporation to reduce supermajority voting thresholds relating to shareholder action by written consent and “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Proxy Voting Procedures

To be effective, your vote, whether by properly signed proxies or telephone or Internet voting, must be received by the Company prior to the annual meeting. The shares represented by your proxy will be voted in accordance with your instructions. However, if you return a signed proxy card and no instructions are given, your shares will be voted in accordance with the recommendations of the Board.

Voting Requirements

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the meeting. A nominee for director will be elected to the Board of Directors if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. Any incumbent director who fails to receive the required number of votes for re-election is subject to the Company’s Director Resignation Policy, which is described below.

Approval of each of the proposed amendments to the Company’s Certificate of Incorporation and Bylaws requires the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote at the meeting. Approval of each other matter on the agenda for the meeting requires the favorable vote of the holders of a majority of the voting power represented at the meeting and entitled to vote on such matter.

If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote”. For this Annual Meeting, only ratification of the appointment of the independent registered public accounting firm is considered a routine matter; so, there will not be any broker non-votes with respect to that proposal. For all other matters, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Abstentions from voting will have no effect on the election of directors. For all other matters, abstentions from voting will have the same effect as voting against the matter.

Voting Shares Outstanding

At the close of business on March 19, 2013, the record date for the Annual Meeting, there were outstanding and entitled to vote 56,301,815 shares of common stock. Each share of common stock has the right to one non-cumulative vote. Therefore, an aggregate of 56,301,815 votes are eligible to be cast at the meeting.

Proxy Voting Convenience

You are encouraged to exercise your right to vote.

If you are a shareholder of record or a participant in a Company 401(k) plan, you can give your proxy by calling a toll-free number, by using the Internet, or by mailing your signed proxy card or plan instruction card. Specific instructions for voting by means of the telephone or Internet are set forth on the proxy card or plan instruction card. The telephone and Internet voting procedures are designed to authenticate each shareholder’s identity and to allow each shareholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you vote by telephone or on the Internet, you do not have to return your proxy card or plan instruction card. If you do not wish to vote by telephone or via the Internet, please complete, sign and return the proxy card or plan instruction card in the self-addressed, postage-paid envelope provided. You may also vote your shares in person at the meeting.

If you hold your shares beneficially (that is, “in street name” through a broker, bank or other nominee), you must follow directions received from the broker, bank or other nominee in order to vote your shares.

You may revoke your proxy or change your vote at any time prior to its use at the meeting. There are three ways you may do so: (1) give the Company a written direction to revoke your proxy; (2) submit a later dated proxy card or plan instruction card, or a later dated vote by telephone or Internet, or (3) attend the meeting and vote in person.

Attendance at the Meeting

All shareholders are invited to attend the meeting. Persons who are not shareholders may attend only if invited by the Board of Directors. If you are a shareholder but do not own shares in your name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting. If you wish to attend the meeting in person, you can obtain driving directions to the Con-way offices in Ann Arbor, Michigan at www.con-way.com, in the Investor Events Calendar under the Investor tab.

PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

The Board of Directors of the Company, pursuant to the Certificate of Incorporation and the Bylaws, has determined that the number of directors of the Company shall be eleven. There are eleven nominees for director at our 2013 Annual Meeting of Shareholders. Each director is elected annually for a term of one year.

The following persons are the nominees of the Board of Directors for election to the Board of Directors to serve for a one-year term until the 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified:

John J. Anton W. Keith Kennedy Jr. Michael J. Murray Edith R. Perez P. Cody Phipps John C. Pope	William J. Schroeder Douglas W. Stotlar Peter W. Stott Roy W. Templin Chelsea C. White III

All of our director nominees, other than Mr. Phipps, have previously been elected by our shareholders. Pursuant to the retirement age provision of the Company’s Corporate Governance Guidelines, one of our current eleven directors, Mr. William R. Corbin, has not been nominated for re-election at the 2013 Annual Meeting and will retire from the Board as of the 2013 Annual Meeting. Therefore, the Board has nominated Mr. Phipps for election at our 2013 Annual Meeting. Mr. Phipps was identified as a potential director candidate by Mr. Stotlar, our Chief Executive Officer. He was reviewed as a director candidate by our Governance and Nominating Committee, which recommended his nomination by the Board of Directors.

Biographical Information

The Company’s Board of Directors seeks to have members with a variety of backgrounds and experiences. Set forth below for each director nominee is a summary of certain biographical information and a brief description of the experience, qualifications, attributes or skills that led the Board to conclude that the director should serve on the Board.

BIOGRAPHICAL INFORMATION
JOHN J. (JACK) ANTON	Director since 2005

Operating Director

Paine & Partners, LLC

a private equity management firm

Mr. Anton, age 70, is an operating director with Paine & Partners, LLC, a private equity management firm, a position he has held since 2005. From 2005 to 2006, he was a private investor in food, consumer products and specialty ingredient companies. From 2001 through 2004, he was a Senior Advisory Director with Fremont Partners, another private equity management firm, and was instrumental in the acquisition and successful divesture of Specialty Brands Inc. (SBI). Mr. Anton served on the Board of SBI. Prior to his service at Fremont, Mr. Anton was Chairman, CEO and co-owner of Ghirardelli Chocolate Company. He led the acquisition of Ghirardelli in 1992 and was responsible for revitalizing the company’s brand, marketing programs and growth prior to transitioning Ghirardelli to its new ownership. Mr. Anton served from 1983 to 1990 as Chairman and co-owner of Carlin Foods Corporation, a national food ingredient company serving the dairy, baking and food service industries; and from 1990 to 1992 as Chairman of Carlin Investment Corporation, which was created to invest in food and specialty chemical firms. Prior to forming Carlin Foods, he spent nearly twenty years in management and executive roles at Ralston Purina and Nabisco Brands Corporations. During a leave of absence from Ralston Purina, Mr. Anton served as an Infantry Officer in Vietnam, earning a Bronze Star for valor in a combat situation. Mr. Anton received a BS degree (chemistry) from the University of Notre Dame. Mr. Anton serves on the Board of Directors of Basic American Inc., the country’s largest potato dehydrator, and as Chairman of the Board of WireCo World Group, the largest manufacturer and supplier of technically engineered wire rope. He is active on the Advisory Boards of Notre Dame’s College of Science and the University of San Francisco’s Business School; and was a past Trustee of the Schools of the Sacred Heart, San Francisco; and a past Trustee of the Allendale Association, a Chicago-based school for abused children. He also is a member of the World Presidents Organization. Mr. Anton is a member of the Audit and Governance and Nominating Committees of the Board.

Qualifications: Mr. Anton brings a broad base of experience to the Board, including 20 years of corporate management and executive experience with two consumer product companies as well as leveraged buyout and private equity experience. From this experience, Mr. Anton has developed an array of skills, including in the areas of strategic, business and financial planning and corporate development, which he draws upon in his service as a member of the Company’s Board of Directors. In particular, Mr. Anton’s consumer products marketing experience provides insight to the Board’s oversight of the Company’s businesses and benefited the Board when the Company undertook its rebranding initiative in 2006.

W. KEITH KENNEDY, JR.	Director since 1996

Chairman of the Board

Con-way Inc.

Dr. Kennedy, age 69, was named Chairman of Con-way Inc. in January 2004. He served as interim Chief Executive Officer from July 2004 to April 2005. From April 2002 to January 2004, he was the Vice Chairman of Con-way. In January 2000, he retired as President and Chief Executive Officer of Watkins-Johnson Company, a manufacturer of equipment and electronic products for the telecommunications and defense industries. He had held that position since January 1988. He joined Watkins-Johnson in 1968 and was a Division Manager, Group Vice President, and Vice President of Planning Coordination and Shareowner Relations prior to becoming President and Chief Executive Officer. Dr. Kennedy is a graduate of Cornell University from which he holds BSEE, MS, and PhD degrees. He is the past Chairman of Joint Venture: Silicon Valley Network, a non-profit regional organization. He previously held Board and/or officer positions with Boy Scouts of America (Pacific Skyline Council), California State Chamber of Commerce, and Silicon Valley Leadership Group. Dr. Kennedy is a senior member of the Institute of Electrical and Electronics Engineers.

Qualifications: Dr. Kennedy brings a breadth of experience to the Company’s Board of Directors derived from his prior service as chief executive officer of a large publicly-traded manufacturing company that, like the Company, was engaged in multiple lines of business. He has experience in the areas of acquisitions and dispositions, doing business with the United States government, conducting business overseas and optimizing supply chains. In addition, Dr. Kennedy has knowledge of the Company’s businesses gained both through his service as a Company director since 1996 and Chairman since 2004 and through his service as interim Chief Executive Officer from July 2004 to April 2005.

MICHAEL J. MURRAY	Director since 1997

Retired President, Global Corporate and Investment Banking

Bank of America Corporation

a financial institution

Mr. Murray, age 68, retired in July 2000 as president of Global Corporate and Investment Banking at Bank of America Corporation and as a member of the corporation’s Policy Committee. From March 1997 to the BankAmerica-Nations Bank merger in September 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international, and government clients around the world. Mr. Murray was named a BankAmerica vice chairman and head of the U.S. and International Groups in September 1995. He had been responsible for BankAmerica’s U.S. Corporate Group since BankAmerica’s merger with Continental Bank Corporation in September 1994. Prior to the BankAmerica-Continental merger, Mr. Murray was vice chairman and head of Corporate Banking for Continental Bank, which he joined in 1969. Mr. Murray is a member of the Board of Directors of the Mattersight Corporation in Chicago, Illinois. He is past Chairman of the United Way of the Bay Area. Mr. Murray is a past member of the Board of the California Academy of Sciences in San Francisco and is a member of the Advisory Council for the College of Business of the University of Notre Dame. Mr. Murray received his BBA from the University of Notre Dame in 1966 and his MBA from the University of Wisconsin in 1968. Mr. Murray is the Chairman of the Governance and Nominating Committee of the Board and a member of the Compensation Committee of the Board.

Qualifications: Mr. Murray brings over 30 years of banking and finance experience to the Company’s Board. During his career he held a number of senior positions with major financial institutions, including the position of President of Global Corporate and Investment Banking at Bank of America Corporation. His experience advising major corporations and private equity firms on financing issues has enabled him to provide insights to the Board of Directors when the Company considers equity and debt offerings. In addition, having played a key role in the Bank of America/NationsBank merger, Mr. Murray has experience in the area of mergers and acquisitions, which has proved valuable to the Board when considering possible strategic acquisitions by the Company.

EDITH R. PEREZ	Director since 2010

Retired Partner

Latham & Watkins LLP

an international law firm

Ms. Perez, age 58, retired in 2011 after more than 25 years with the international law firm of Latham & Watkins LLP, where she was a partner in the Finance Department of the firm’s Los Angeles office. During her career at Latham, Ms. Perez represented clients in financing, real estate, land use, mergers and acquisitions and general corporate transactions. Ms. Perez also represented various Mexican companies and was lead counsel on the transactional component of the privatization of the Nicaraguan telephone company. Prior to joining Latham & Watkins, Ms. Perez was a visiting attorney in Rio de Janeiro, Brazil and Mexico City, Mexico. During this time, she was involved in a number of international transactions, including the licensing of American technology, the registration of intellectual property for American corporate clients and the formation of joint ventures with American partners. Ms. Perez received a bachelor of arts degree from the University of California, Davis and a law degree from the University of California, Berkeley, School of Law (Boalt Hall). She currently serves on the boards of the National Recreation Foundation (for youth at-risk), Affordable Living for the Aging, and Junior Achievement (Southern California), and previously served on the board of the California Minority Counsel Program, and as the two-term President of the Los Angeles Board of Police Commissioners. Ms. Perez is a member of the Audit and Governance and Nominating Committees of the Board of Directors.

Qualifications: Ms. Perez joined the Board after more than 25 years with the international law firm of Latham & Watkins LLP. She brings valuable legal knowledge, experience and insights to the Board, having represented clients in a variety of transactions in the areas of financing, real estate, land use, mergers and acquisitions, and general corporate transactions. Ms. Perez also has considerable international experience, having represented American and other foreign companies in Mexico, Nicaragua and Brazil on transactions such as licensing of American technology and formation of joint ventures with American partners. The skills and experience Ms. Perez has developed during her career enable her to provide guidance to the Board on legal matters facing the Company, as well as guidance on the Company’s proposed corporate and financial transactions. In addition, her considerable international experience is of value to the Board as the Company’s businesses continue to explore opportunities overseas.

P. CODY PHIPPS	Director nominee

President and Chief Executive Officer

United Stationers Inc.

a wholesale distributor of business products

Mr. Phipps, age 51, has served as the President, Chief Executive Officer and a director of United Stationers Inc. (USTR), a Fortune 500 wholesale distributor of business products, since May 2011. Prior to that time, Mr. Phipps served as United Stationers’ President and Chief Operating Officer since September 2010 and as President, United Stationers Supply from October 2006 to September 2010. He joined United Stationers in August 2003 as its Senior Vice President, Operations. Prior to joining United Stationers, Mr. Phipps was a partner at McKinsey & Company, Inc., a global management consulting firm, where he led the firm’s North American Operations Effectiveness Practice and co-founded and led its Service Strategy and Operations Initiative. Prior to joining McKinsey, Mr. Phipps worked as a consultant with The Information Consulting Group, a systems consulting firm, and as an IBM account marketing representative. Mr. Phipps holds an MBA in Finance and Operations from The University of Chicago Graduate School of Business and a BS in mechanical engineering from The Ohio State University.

Qualifications: Mr. Phipps has expertise in the areas of strategic planning, operations and management leadership, which he developed in his career at United Stationers and in his prior positions at McKinsey and IBM. He has extensive knowledge of all aspects of managing and leading a complex business organization with a specific knowledge of North American markets. Mr. Phipps would bring to our Board his experience in developing growth strategies for diversified wholesale distribution businesses and his expertise in the areas of supply chain systems, logistics, service operations and marketing. In addition, as a director of United Stationers, Mr. Phipps has knowledge of board level oversight, including corporate governance practices.

JOHN C. POPE	Director since 2003

Chairman

PFI Group, LLC

a financial management firm

Mr. Pope, age 64, is Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities. Mr. Pope was Chairman of the Board of Waste Management, Inc., a NYSE-listed waste collection and disposal firm, from November 2004 to December 2011. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components until it merged with Westinghouse Air Brake. Prior to joining MotivePower Industries, Mr. Pope spent over six years with United Airlines and UAL Corporation in various roles, including President and Chief Operating Officer and a member of the Board of Directors. Mr. Pope also spent 11 years with American Airlines and its parent, AMR Corporation, serving as Senior Vice President of Finance, Chief Financial Officer and Treasurer. He was employed by General Motors Corporation prior to entering the airline industry. Mr. Pope is a member of the Board of Directors of Kraft Foods Group, Inc., Navistar International Corporation, R.R. Donnelley & Sons Company and Waste Management, Inc. Mr. Pope served on the board of Dollar Thrifty Automotive Group from 1997 to 2012. Mr. Pope holds a master’s degree in finance from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope is Chairman of the Audit Committee of the Board.

Qualifications: As a Company director, Mr. Pope draws on experience gained not only from his prior service as chief financial officer of two large publicly-traded companies in the transportation industry (and president and chief operating officer of one of those companies), but also from his current positions as chairman of a private equity firm and as a member of the boards of directors and audit committees of other publicly-traded companies. Through his service on these other boards and audit committees, Mr. Pope is able to share insights with the Board and Audit Committee regarding corporate governance best practices.

WILLIAM J. SCHROEDER	Director since 1996

Retired Silicon Valley Entrepreneur

Mr. Schroeder, age 68, served as the Chairman of Oxford Semiconductor from July 2006 and Interim Chief Executive Officer from April 2007 until the sale of the company in January 2009. He served as President and CEO of Vormetric, Inc., an enterprise data storage security firm, from 2002 through 2004. During 2000, Mr. Schroeder was President and CEO of CyberIQ Systems, Inc., an Internet traffic switch company. Previously, he was employed by: Diamond Multimedia Systems, Inc. as President and CEO (1994-1999); Conner Peripherals, Inc., initially as President and Chief Operating Officer (1986-1989) and later as Vice Chairman (1989-1994); and Priam Corporation as President and CEO (1978-1986). Earlier, Mr. Schroeder served in various management or technical positions at Memorex Corporation, McKinsey & Co., and Honeywell, Inc. He currently serves on the Boards of Directors of private companies Xirrus, Inc. and Vormetric, Inc. Mr. Schroeder holds an MBA degree with High Distinction from the Harvard Business School and MSEE and BEE degrees from Marquette University. He is the Chairman of the Compensation Committee of the Board.

Qualifications: Mr. Schroeder has over 25 years of operating experience as president or chief executive officer of various technology companies, including as president or chief executive officer of three publicly-traded companies. He has experience as an entrepreneur, having grown several small technology companies to a size that they could be taken public. Mr. Schroeder’s entrepreneurial skills and his software and operations experience are of benefit to the Board, particularly when evaluating new business opportunities and matters relating to the Company’s Menlo Logistics business unit.

DOUGLAS W. STOTLAR	Director since 2005

President and Chief Executive Officer

Con-way Inc.

Mr. Stotlar, age 52, is President and Chief Executive Officer of Con-way Inc. As the Company’s top executive, Mr. Stotlar is responsible for the overall management and performance of the Company. He was named to his current position in April 2005. Mr. Stotlar previously served as President and Chief Executive Officer of Con-way Freight (formerly Con-Way Transportation Services), Con-way’s $2.6 billion regional trucking subsidiary. Before being named head of Con-way Freight, Mr. Stotlar served as Executive Vice President and Chief Operating Officer of that company, a position he had held since June 2002. From 1999 to 2002, he was Executive Vice President of Operations for Con-way Freight. Prior to joining Con-way Freight’s corporate office, Mr. Stotlar served as Vice President and General Manager of Con-Way NOW after drafting and executing the strategic business plan for the company in 1996. Mr. Stotlar joined the Con-way organization in 1985 as a freight operations supervisor for Con-Way Central Express, one of the Company’s regional trucking subsidiaries. He subsequently advanced to management posts in Columbus, Ohio, and Fort Wayne, Indiana, where he was named northwest regional manager responsible for 12 service centers. Mr. Stotlar earned his bachelor’s degree in transportation and logistics from The Ohio State University. Mr. Stotlar is a member of the Board of Directors of URS Corporation (URS). He serves as vice president at large and is a member of the executive committee of the American Trucking Association. He is also on the Board of Directors of the American Transportation Research Institute.

Qualifications: As the Company’s Chief Executive Officer for the past eight years and a career Company employee who previously held a series of increasingly responsible senior leadership positions at the Company’s Con-way Freight business unit, Mr. Stotlar understands the Company, its customers, workforce, operations, culture and key business drivers. During his tenure as Chief Executive Officer, he has gained an understanding of the regulatory environment and evolving corporate governance practices that are important to shareholders and regulatory agencies. Mr. Stotlar also holds leadership positions in a number of industry organizations, through which he gains insights into industry and supply chain shifts and evolving practices which are helpful in shaping Company strategy.

PETER W. STOTT	Director since 2004

President

Columbia Investments, Ltd.

an investment company

Mr. Stott, age 68, has been president of Columbia Investments, Ltd. since 1983. He has also served as the vice chairman and a principal of ScanlanKemperBard Companies, a real estate private equity firm from 2005 to 2010 and CEO from 2008 to 2010. He was formerly President and CEO of Crown Pacific from 1988 to 2004. Crown Pacific filed for bankruptcy reorganization in 2003. Prior to Crown Pacific, Mr. Stott founded Market Transport, Ltd. in 1969, the largest “asset-based” transportation and logistics services company headquartered in Oregon. Market Transport, Ltd. was acquired in 2006 by UTI Worldwide, a NASDAQ-traded transportation and logistics company. Mr. Stott is a member of the board of directors of the Portland State University Foundation, member of the Founder’s Circle of SOLV, and trustee of the Portland Art Museum. Mr. Stott also serves on the Board of Directors of Gerding/Edlen Development Company, a Portland-based commercial real estate development firm specializing in mixed-use urban renewal projects and Omega Morgan, one of the largest machinery moving and industrial services companies in the Pacific Northwest. Mr. Stott is a member of the Compensation and Finance Committees of the Board.

Qualifications: Mr. Stott brings to the Board 40 years of experience in transportation and logistics services, having founded and operated a large asset-based transportation and logistics company located in the Pacific Northwest. This experience enables Mr. Stott to provide insights into operational and service matters affecting the Company. He also has experience with real estate private equity investments, and is knowledgeable regarding commercial real estate located in the Pacific Northwest, including Portland, Oregon where the Company has significant real estate holdings.

ROY W. TEMPLIN	Director since 2012

Retired Executive Vice President, Chief Financial Officer

Whirlpool Corporation

a manufacturer and marketer of major home appliances

Mr. Templin, age 52, retired in 2012 as the Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a NYSE-listed manufacturer and marketer of major home appliances, a position that he held since September 2004. Mr. Templin was also a member of Whirlpool Corporation’s Executive Committee since September 2004. Prior to joining Whirlpool, Mr. Templin was vice president of Finance and chief accounting officer for Kimball International, Inc., a manufacturer of furniture and contract electronic products. While at Kimball, he also held the positions of vice president and corporate controller, and assistant corporate controller. Before joining Kimball, Mr. Templin worked for Cummins, Inc. Earlier in his career, Mr. Templin held positions at NCR Corporation and Price Waterhouse. Mr. Templin holds a bachelor’s degree in accounting from Indiana University in Bloomington, Indiana and is a certified public accountant (CPA) and certified management accountant (CMA). Mr. Templin is a member of the Compensation and Finance Committees of the Board.

Qualifications: Mr. Templin draws on extensive experience serving as a senior executive, most recently as the chief financial officer, of a large, global publicly-traded company. As a chief financial officer, Mr. Templin was responsible not only for all aspects of finance but also had, for several years, responsibility for the information technology function (IT). Through his executive experience and as a CPA and CMA, he brings to our Board thorough knowledge of audit practices coupled with insights into overseeing the management of our financial and strategic operations. He possesses broad international experience, including experience with respect to significant corporate acquisitions and transactions.

CHELSEA C. WHITE III	Director since 2004

Schneider National Chair of Transportation and Logistics

Georgia Institute of Technology

an institute of higher learning

Professor White, age 67, is the Schneider National Chair of Transportation and Logistics at the Georgia Institute of Technology. He was Director of the Trucking Industry Program, a program in the A.P. Sloan Foundation Industry Studies Network, and is the former Executive Director of The Logistics Institute at Georgia Tech. He was founding editor-in-chief of the IEEE Transactions and Intelligent Transportation Systems (ITS), and has served as the ITS Series book editor for Artech House Publishing Company. Professor White serves on the boards of directors of the Bobby Dodd Institute and the Industry Studies Association. He is a former chair of the ITS Michigan board of directors, a former member of the ITS America board of directors and of the ITS Word Congress board of directors, and a former member of the executive committee for The Logistics Institute – Asia Pacific. His research and teaching interests include trends in the supply chain and logistics industries and the role of information and risk mitigation in supply chains. Professor White is a member of the Compensation and Finance Committees of the Board.

Qualifications: As Schneider National Chair of Transportation and Logistics at the Georgia Institute of Technology, Professor White has in-depth knowledge of the transportation and logistics sectors in which the Company operates. His research focuses on topical issues of key importance to the Company, including analyzing the role of real-time information and enabling information technology for improved logistics and, more generally, supply chain productivity and risk mitigation, with special focus on the U.S. trucking industry. Professor White writes and speaks extensively on supply chain and logistics topics such as trends in the industry, the globalization of innovation in the logistics industry, information technology in the trucking industry, and competitive performance in the U.S. trucking industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NUMBER 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This is the third consecutive year that the Company is asking shareholders to vote on this type of proposal, known as a “say-on-pay” proposal. At the Annual Meeting of Shareholders held in 2012, approximately 93% of the total votes cast were voted in favor of the Company’s say-on-pay proposal. At the 2011 Annual Meeting, shareholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. The Board of Directors recommended that a say-on-pay vote be held annually, and an overwhelming majority of shareholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, the advisory vote on named executive officer compensation will be held on an annual basis at least until the next non-binding shareholder vote on the frequency of future say-on-pay votes.

Accordingly, we are providing our shareholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers contained in this Proxy Statement through the following resolution:

“RESOLVED, that the holders of Con-way Inc.’s common stock approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the proxy statement for the Con-way Inc. 2013 annual meeting of shareholders pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the report of the Compensation Committee, and the executive compensation tables and related footnotes and narrative).”

The fundamental goal of our executive officer compensation program is to provide incentives for our executives to create sustainable value for our Company and our shareholders while effectively managing through the economic cycles of our business. To help achieve this goal, the key objectives of our executive compensation program are to:

•	align the interests of our executives and shareholders by tying a significant portion of executive compensation to financial performance goals and the value of our stock;

•	drive outstanding short-term and long-term financial performance through the use of complementary elements of executive compensation; and

•	attract, retain and motivate a high-performing executive team.

In order to effectively meet these goals and objectives, we have designed our executive compensation program around two key compensation principles: pay for performance and pay at risk. Please see the Compensation Discussion and Analysis for additional detail regarding our executive officer compensation program.

The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

APPROVAL OF PROPOSALS RELATING TO AMENDMENTS TO THE COMPANY’S

CERTIFICATE OF INCORPORATION AND BYLAWS

The Board of Directors, upon recommendation of the Governance and Nominating Committee, has adopted, subject to shareholder approval, three sets of amendments to the Company’s Certificate of Incorporation (the “Certificate”) and Bylaws, each described in further detail below in Proposals 3, 4 and 5 and reflected in Appendices A, B and C, respectively, to this Proxy Statement. In Proposal 3, the Board of Directors is recommending that shareholders approve amendments to the Company’s Certificate and Bylaws to increase the maximum size of the Company’s Board of Directors from eleven to fourteen directors (the “Board Size Amendments”). In Proposals 4 and 5, the Board is recommending that shareholders approve amendments to the Company’s Certificate and Bylaws to reduce the supermajority voting thresholds applicable to certain provisions therein (the “Supermajority Reduction Amendments”). Because the Supermajority Reduction Amendments relate to two different aspects of the Company’s governing documents, they are set forth as two separate proposals as outlined below:

•

Certificate and Bylaw Provisions Relating to the Board of Directors – Approval of Proposal 4 would reduce the shareholder vote required to amend or repeal certain provisions in the Certificate and Bylaws relating to the declassified nature of the Board, the number, qualifications and terms of office of Board members and the filling of new directorships or vacancies.

•

Certificate Provisions Relating to Shareholder Action by Written Consent – Approval of Proposal 5 would reduce the shareholder vote required for shareholders to (a) take action by written consent without a meeting of shareholders and (b) approve further amendments to the related article in the Certificate.

PROPOSAL NUMBER 3: APPROVAL OF THE BOARD SIZE AMENDMENTS

The Board of Directors is seeking approval of the Board Size Amendments to the Company’s Certificate and Bylaws to increase the maximum size of the Company’s Board of Directors to include not more than fourteen directors.

The first sentence of the first paragraph of paragraph B of Article ELEVENTH of the Certificate and the first sentence of paragraph (a) of Section 2 of Article III of the Bylaws currently provide that the Board of Directors shall consist of not less than seven nor more than eleven directors, the exact number to be set by the Board of Directors or the shareholders. Presently, the Company has eleven directors. The Board of Directors believes that increasing the permissible size of the Board, from time to time, will enable it to more smoothly manage Board transitions (including director retirements due to the mandatory retirement age under our Corporate Governance Guidelines) and more effectively recruit highly qualified director candidates as they are seeking Board positions. The Board of Directors, therefore, believes that increasing the maximum number of directors of the Company is in the best interests of our shareholders. Accordingly, the Board, upon the recommendation of the Governance and Nominating Committee, has unanimously approved the Board Size Amendments, declares their advisability and recommends that the Company’s shareholders adopt and approve the Board Size Amendments.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE BOARD SIZE AMENDMENTS.

PROPOSAL NUMBER 4: APPROVAL OF THE SUPERMAJORITY REDUCTION AMENDMENTS RELATING TO THE BOARD OF DIRECTORS

The Board of Directors is seeking approval of the Supermajority Reduction Amendments, the first of which would reduce the shareholder vote required to approve any amendment or repeal of Article ELEVENTH of the Certificate or of Article III, Section 2 of the Bylaws from 80% of outstanding shares to a majority of outstanding shares. These provisions of the Certificate and Bylaws address:

•	the annual election of directors and declassified nature of the Board;

•	the number, qualifications and terms of office of Board members; and

•	the filling of new directorships or vacancies.

The current supermajority voting threshold in Article ELEVENTH of the Certificate and Article III, Section 2 of the Bylaws requires the affirmative vote of at least 80% of our outstanding shares to eliminate the annual election of directors and approve a classified Board structure, among other matters relating to our Board. In its continuing review of evolving corporate governance best practices and after careful consideration, the Board has determined that it is appropriate and in the best interests of our shareholders to reduce this supermajority voting threshold from 80% of outstanding shares to a majority of outstanding shares. The Board continues to believe that it is best to elect directors annually, and that the annual election of directors has become a well-established corporate governance practice. Therefore, the Board does not expect that reducing this supermajority voting threshold will result in our Company returning to a classified Board structure. In addition, the proposed voting threshold of a majority of outstanding shares, while less than the current requirement of 80% of outstanding shares, remains a higher hurdle than a majority of shares voting on the matter or a majority of shares presented and entitled to vote and provides a continuing measure of protection for minority shareholders that the Board currently believes is appropriate. Accordingly, the Board, upon the recommendation of the Governance and Nominating Committee, has unanimously approved the amendments contemplated by Proposal 4, declares their advisability and recommends that the Company’s shareholders adopt and approve such amendments.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SUPERMAJORITY REDUCTION AMENDMENTS RELATING TO THE BOARD OF DIRECTORS.

PROPOSAL NUMBER 5: APPROVAL OF THE SUPERMAJORITY REDUCTION AMENDMENTS RELATING TO SHAREHOLDER ACTION BY WRITTEN CONSENT

The Board of Directors is seeking approval of the Supermajority Reduction Amendments, the second of which would reduce the supermajority voting thresholds contained in Article TWELFTH of the Certificate, which provides shareholders with the right to act by written consent. The amendments to Article TWELFTH of the Certificate would reduce from 80% of outstanding shares to 66 2/3% of outstanding shares the vote required for shareholders to (a) take action by written consent without a meeting of shareholders and (b) approve further amendments to Article TWELFTH.

In light of the practices at other public companies regarding the requisite shareholder vote needed to act by written consent or amend related provisions, the Board has determined that it is appropriate and in the best interests of our shareholders to reduce the shareholder vote required under Article TWELFTH of the Certificate. The Board of Directors believes that, taking into account these evolving governance practices and the other provisions of the Company’s Certificate and Bylaws, including the right of shareholders to call a special meeting, Article TWELFTH, as proposed to be amended, will provide the right balance for achieving appropriate protection of shareholder interests. Accordingly, the Board believes that it is appropriate to reduce to 66 2/3% of shares outstanding the vote threshold relating to shareholder action by written consent required under Article TWELFTH of the Certificate. Upon the recommendation of the Governance and Nominating Committee, the Board has unanimously approved the amendments contemplated by Proposal 5, declares their advisability and recommends that the Company’s shareholders adopt and approve such amendments.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SUPERMAJORITY REDUCTION AMENDMENTS RELATING TO SHAREHOLDER ACTION BY WRITTEN CONSENT.

PROPOSAL NUMBER 6: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At last year’s annual meeting, shareholders ratified the appointment of KPMG LLP as independent public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2012. The Board recommends that shareholders vote in favor of ratifying the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013. A representative of the firm will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders. The Company has been informed by KPMG LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

Fees

The following table sets forth the aggregate fees for services KPMG LLP provided to the Company during the fiscal years ended December 31, 2012 and December 31, 2011:

	2012	2011

Audit Fees	$1,658,548	$1,647,034
Audit-Related Fees	—	10,000
Tax Fees	76,000	79,199
All Other Fees	—	—

Total	1,734,548	1,736,233

•

Audit Fees.    Represents fees for professional services for the audit of the Company’s annual financial statements for the fiscal year, for reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year, and for services provided by KPMG LLP in connection with statutory or regulatory filings for the fiscal year.

•	Audit-Related Fees. Represents fees for assurance and related services for agreed upon procedures in 2011.

•	Tax Fees. Represents fees billed for professional services rendered for tax compliance, tax advice and tax planning.

•

All Other Fees.    No fees were billed by KPMG LLP to the Company for products and services rendered in 2012 and 2011, other than the Audit Fees, Audit-Related Fees and Tax Fees described in the preceding three paragraphs.

All of the services performed by KPMG LLP during 2012 and 2011 were pre-approved by the Audit Committee of the Company’s Board of Directors, which concluded that the provision of the non-audit services described above is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

Prior to retaining KPMG LLP to provide services in any fiscal year, the Audit Committee first reviews and approves KPMG’s fee proposal and engagement letter. In the fee proposal, each category of services (Audit, Audit-Related, Tax and All Other) is broken down into subcategories that describe the nature of the services to be rendered, and the fees for such services. For 2012 and 2011, the Audit Committee also approved nominal additional fees (beyond those included in the KMPG fee proposal) for services in a limited number of subcategories, based on the Company’s experience regarding the unanticipated need for such services during the year. The Company’s pre-approval policy provides that the Audit Committee must specifically pre-approve any engagement of KPMG for services outside the scope of the fee proposal and engagement letter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of the Company’s common stock, as of March 19, 2013, by each of the directors, director nominees and the named executive officers identified in the Summary Compensation Table below, and by our current directors and executive officers as a group. The percentages shown are based on the outstanding shares of common stock as of March 19, 2013.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

John J. Anton	14,765	*
Robert L. Bianco, Jr.(2)	201,296	*
Stephen L. Bruffett(3)	121,646	*
William R. Corbin	18,503	*
W. Keith Kennedy, Jr.	38,109	*
Stephen K. Krull(4)	43,282	*
W. Gregory Lehmkuhl(5)	46,107	*
Michael J. Murray	35,809	*
Edith R. Perez	6,421	*
P. Cody Phipps	—	*
John C. Pope	21,157	*
William J. Schroeder	30,555	*
Douglas W. Stotlar(6)	766,885	1.3%
Peter W. Stott	31,825	*
Roy W. Templin	3,918	*
Chelsea C. White III	15,925	*
All directors and executive officers as a group (19 persons)(7)	1,568,554	2.7%

*	Less than one percent of the Company’s outstanding shares of common stock.

(1)

Represents shares as to which the individual has sole voting and investment power (or for which the individual shares such power with his or her spouse). None of these shares has been pledged as security. The shares shown for non-employee directors include the following number of (a) shares of restricted stock and (b) shares which the non-employee director has the right to acquire pursuant to the exercise of stock options that are exercisable as of March 19, 2013 or will become exercisable within 60 days of such date: Mr. Anton, 4,841 and 0; Dr. Kennedy, 4,841 and 0; Mr. Murray, 4,005 and 2,500; Ms. Perez, 4,563 and 0; Mr. Pope, 4,841 and 2,500; Mr. Schroeder, 4,005 and 2,500; Mr. Stott, 4,841 and 6,250; Mr. Templin, 2,518 and 0; and Professor White 4,005 and 0.

(2)

The amount shown includes 162,841 shares which Mr. Bianco has the right to acquire within 60 days of March 19, 2013 pursuant to vested stock options. In addition to the holdings shown in the above table, Mr. Bianco holds 38,161 restricted stock units that are not scheduled to vest within 60 days of March 19, 2013.

(3)

The amount shown includes 92,740 shares which Mr. Bruffett has the right to acquire within 60 days of March 19, 2013 pursuant to vested stock options. In addition to the holdings shown in the above table, Mr. Bruffett holds 39,878 restricted stock units that are not scheduled to vest within 60 days of March 19, 2013.

(4)

The amount shown includes 42,006 shares which Mr. Krull has the right to acquire within 60 days of March 19, 2013 pursuant to vested stock options. In addition to the holdings shown in the above table, Mr. Krull holds 47,703 restricted stock units that are not scheduled to vest within 60 days of March 19, 2013.

(5)

The amount shown includes 37,561 shares which Mr. Lehmkuhl has the right to acquire within 60 days of March 19, 2013 pursuant to vested stock options. In addition to the holdings shown in the above table, Mr. Lehmkuhl holds 34,264 restricted stock units that are not scheduled to vest within 60 days of March 19, 2013.

(6)

The amount shown includes 634,510 shares which Mr. Stotlar has the right to acquire within 60 days of March 19, 2013 pursuant to vested stock options. In addition to the holdings shown in the above table, Mr. Stotlar holds 100,288 restricted stock units that are not scheduled to vest within 60 days of March 19, 2013 and 14,425 phantom stock units under the Company’s Deferred Compensation Plan for Executives and Key Employees.

(7)	The shares shown include 1,124,658 shares which all directors and executive officers as a group have the right to acquire within 60 days of March 19, 2013 pursuant to vested stock options.

STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS

The following table sets forth information as to any person known to the Company as of March 19, 2013 to be the beneficial owner of more than 5% of the Company’s common stock, which information has been obtained from filings made with the SEC pursuant to Sections 13(d) and 13(g) of the Exchange Act.

Name	Amount and Nature of Beneficial Ownership	Percent of Class

Hotchkis and Wiley Capital Management, LLC(1)	4,713,062	8.4%
BlackRock, Inc.(2)	4,277,977	7.6%
The Bank of New York Mellon Corporation(3)	3,549,524	6.3%
The Vanguard Group(4)	3,066,494	5.5%
Fairpointe Capital LLC(5)	3,008,736	5.4%

(1)

Based on information contained in a Schedule 13G/A filed on February 13, 2013. The Schedule 13G/A indicates that Hotchkis and Wiley Capital Management, LLC is an investment adviser with a principal business office at 725 S. Figueroa Street, Los Angeles, CA 90017. This amount reflects the total shares held by Hotchkis clients as of December 31, 2012. Hotchkis has sole voting power over 4,115,062 shares and no voting power over 598,000 shares, and sole dispositive power over all shares.

(2)

Based on information contained in a Schedule 13G/A filed on February 4, 2013. The Schedule 13G/A indicates that BlackRock, Inc. has a principal business office at 40 East 52nd Street, New York, NY 10022. This amount reflects the total shares beneficially owned by BlackRock, Inc. and certain subsidiaries as of December 31, 2012. Blackrock has sole voting power and sole dispositive power over all shares.

(3)

Based on information contained in a Schedule 13G/A filed on February 4, 2013. The Schedule 13G/A indicates that the Bank of New York Mellon Corporation has a principal business office at One Wall Street, 31st Floor, New York, NY 10286. This amount reflects the total shares beneficially owned by The Bank of New York Mellon Corporation and certain subsidiaries as of December 31, 2012. The Bank of New York Mellon Corporation has sole voting power over 2,993,863 shares, shared voting power over 50 shares and no voting power over 555,611 shares, and sole dispositive power over 3,520,886 shares and shared dispositive power over 28,540 shares.

(4)

Based on information contained in a Schedule 13G filed on February 7, 2013. The Schedule 13G indicates that The Vanguard Group has a principal business office at 100 Vanguard Blvd., Malvern, PA 19355. This amount reflects the total shares beneficially owned by The Vanguard Group and certain subsidiaries as of December 31, 2012. The Vanguard Group has sole voting power over 42,209 shares and no voting power over 3,024,285 shares, and sole dispositive power over 3,027,485 shares and shared dispositive power over 39,009 shares.

(5)

Based on information contained in a Schedule 13G/A filed on February 13, 2013. The Schedule 13G/A indicates that Fairpointe Capital LLC has a principal business office at One N. Franklin, Ste. 3300, Chicago, IL 60606. This amount reflects the total shares beneficially owned by Fairpointe Capital LLC as of December 31, 2012. Fairpointe Capital LLC has sole voting power over 2,952,098 shares and shared voting power over 56,638 shares, and sole dispositive power over all shares.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CERTAIN

BOARD COMMITTEES; CORPORATE GOVERNANCE

Director Independence Standards

Pursuant to NYSE listing standards, our Board of Directors has adopted a formal set of categorical Director Independence Standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE corporate governance listing standards. In accordance with these standards, to be considered independent, a director must be determined to have no material relationship with the Company other than as a director. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. Our Director Independence Standards are available on the Company’s corporate website at www.con-way.com under the heading “Corporate Governance” within the “Investors” tab.

Director Independence

The Board of Directors has determined that each incumbent director and director nominee other than our CEO, Douglas W. Stotlar, is an independent director under the NYSE listing standards and our Director Independence Standards.

Majority Voting; Director Resignation Policy

The Company’s Bylaws provide for majority voting in the election of directors, except in the case of contested elections, which is when the number of nominees exceeds the number of directors to be elected. In addition, the Board of Directors has adopted a Director Resignation Policy, setting forth the actions to be taken if a director fails to receive the required number of votes for re-election.

Such policy requires an incumbent director who fails to obtain a majority vote in an uncontested election in accordance with the Company’s Bylaws to tender his or her resignation to the Chairman of the Board of Directors within five days after the election results are certified. The Governance and Nominating Committee of the Board then considers the resignation and makes a recommendation to the Board concerning the acceptance or rejection of the resignation. The recommendation must be made within 45 days, and the Board must take action on the recommendation within 90 days, following the annual shareholders meeting at which the election of directors occurred. The Company will announce the Board’s decision regarding such resignation in a Form 8-K filed with the SEC within four business days after the decision is made.

In making its recommendation, the Governance and Nominating Committee will consider all factors it deems relevant, including the reasons why shareholders voted against the director’s election, the qualifications of the director and whether the director’s resignation is in the best interests of the Company and its shareholders. The Committee will also consider possible alternatives concerning the tendered resignation, including acceptance, rejection, or rejection coupled with a commitment to seek to address and cure the reasons underlying the director’s failure to receive the required number of votes for re-election.

The Policy also provides for the independent members of the Board of Directors to consider resignations tendered pursuant to this Policy in the event that a majority of the members of the Governance and Nominating Committee fails to receive the required number of votes for re-election.

Board Meetings; Board Leadership Structure; Sessions of Non-Management Directors

During 2012, the Board of Directors held five meetings. Each incumbent director attended at least 75% of all meetings of the Board and the committees of the Board on which he or she served.

The Company currently has both a non-executive Chairman of the Board (Dr. Kennedy) and a Chief Executive Officer (Mr. Stotlar), and except for the period from July 2004 through April 2005 when Dr. Kennedy served both as Chairman of the Board and Interim Chief Executive Officer, has had a separate Chairman and Chief Executive Officer at all times since 1998.

Separating these positions allows our Chief Executive Officer to focus on setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board leads the Board in its role of providing advice to, and overseeing the performance of, the Chief Executive Officer. Although our Bylaws and Corporate Governance Guidelines do not require the separation of these positions, the Board of Directors believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for the Board at this time.

Pursuant to the Company’s Corporate Governance Guidelines, Dr. Kennedy also serves as the Board’s “Lead Non-Management Director.” Non-management members of the Board of Directors meet in executive session on a regularly scheduled basis, with Dr. Kennedy presiding at such executive sessions. Neither the Chief Executive Officer nor any other member of management attends the meetings of non-management directors. For information regarding how to communicate with the Lead Non-Management Director and other members of the Company’s Board of Directors, see “Communications with Directors” below.

Standing Committees

The Board of Directors currently has the following standing committees: Audit Committee, Compensation Committee, Finance Committee and Governance and Nominating Committee, the members of which are shown in the table below. Each of these standing committees is governed by a charter, and current copies of the charters for the Audit, Compensation and Governance and Nominating Committees are available on the Company’s corporate website at www.con-way.com under the heading “Corporate Governance” within the “Investors” tab. Copies of the charters are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

Name	Audit		Compensation		Finance		Governance and Nominating

John J. Anton	X						X
William R. Corbin	X				X	*
W. Keith Kennedy, Jr.
Michael J. Murray			X				X	*
Edith R. Perez	X						X
John C. Pope	X	*
William J. Schroeder			X	*
Douglas W. Stotlar
Peter W. Stott			X		X
Roy W. Templin			X		X
Chelsea C. White III			X		X

X	=	Current member
*	=	Chair

Descriptions of the Audit, Compensation, Finance and Governance and Nominating Committees follow:

Audit Committee: Under its charter, the Audit Committee assists the Board in its oversight of matters involving the accounting, auditing, financial reporting, and internal control functions of the Company. The Committee receives reports on the work of the Company’s outside auditors and internal auditors, and reviews with them the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures. Under the Company’s Corporate Governance Guidelines, the Company’s Chief Executive Officer, Chief Financial Officer, Controller and General Counsel are required to promptly notify the Chair of the Audit Committee upon receiving complaints regarding accounting, internal control and auditing matters involving the Company.

Each Committee member has been determined to be an independent director under the NYSE listing standards. The Board has determined that Mr. Pope qualifies as an “audit committee financial expert” as such term is defined in rules adopted by the SEC. The Board has also determined that Mr. Pope’s service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Company’s Audit Committee. The Committee met ten times during 2012.

Compensation Committee: The Compensation Committee’s authority is established in its charter. The Compensation Committee approves the annual base salaries paid to the Chief Executive Officer, the Company’s other policy-making officers and certain other corporate officers. The Company’s Chief Executive Officer approves the annual base salaries for the Company’s other executives. The Compensation Committee also approves, for all executives, the short-term and long-term incentive compensation award opportunities and performance goals applicable to these awards, and annual grants of long-term incentive awards to all executives made under the Company’s equity and incentive plan. In determining the compensation paid to the Chief Executive Officer, it is the practice of the Compensation Committee to consult with and obtain the concurrence of the other independent members of the Board of Directors. Management has no role in recommending or setting compensation for the Chief Executive Officer. The Committee also reviews the retirement and benefit plans of the Company and its domestic subsidiaries.

Each Committee member has been determined to be an independent director under the NYSE listing standards. The Committee met five times during 2012.

The Compensation Committee typically engages an independent compensation consultant to assist the Committee in its annual review of executive compensation. For 2012, the Compensation Committee retained Semler Brossy Consulting Group as its independent compensation consultant. (See “Compensation Discussion and Analysis — Compensation Consultant” below.)

The independent compensation consultant is available for consultation with the Committee (without executive officers present) prior to and at the Committee meeting at which executive compensation is approved, as well as at other times during the year.

The Compensation Committee charter identifies the Compensation Committee as the Committee with the responsibility to administer the 2012 Equity and Incentive Plan and the short-term and long-term incentive compensation awards made under the Plan. The Committee has delegated to management the authority to administer the plans on a day-to-day basis. However, the Committee retains sole authority to make awards to the named executive officers and other

Section 16 officers of the Company, to establish the terms of these awards (including performance goals) and to determine whether or not modifications to performance goals are to be made.

Finance Committee: The Finance Committee’s responsibilities are set forth in its charter. The Finance Committee exercises oversight responsibility with respect to the Company’s capital structure, insurance programs, pension plan investment policies, and material financial transactions, including but not limited to transactions involving derivatives, loan and credit agreements, capital leases, mortgages, bond indentures and securities issuances in general, and advises Company management and the Board with respect to such matters.

The Finance Committee consists of three or more directors, as determined from time to time by the Board, based upon recommendations of the Governance and Nominating Committee. Each member of the Committee shall be qualified to serve on the Committee pursuant to any applicable requirements of the NYSE, and any additional requirements that the Board deems appropriate.

Governance and Nominating Committee: The functions of the Governance and Nominating Committee, which are set forth in the Committee’s charter, include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company;

•	recommending to the Board directors to serve on the standing committees of the Board;

•	advising the Board with respect to matters of Board composition and governance processes;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally;

•	overseeing the Company’s policies and procedures with respect to related person transactions;

•	overseeing the annual evaluation of the Board and the Company’s management; and

•

periodically reviewing and recommending to the Board the appropriate forms and levels of compensation for Board and Committee service by non-employee members of the Board (including the Chairman of the Board, if he or she is not an employee of the Company).

Each Committee member has been determined to be an independent director under the NYSE listing standards. The Governance and Nominating Committee met five times during 2012.

Periodically, the Governance and Nominating Committee engages an independent compensation consultant to review the Company’s director compensation. Typically, the Committee engages the same consultant that the Compensation Committee engages to provide advice regarding executive compensation. The Committee instructs the consultant to include in its review prevalent director compensation practices, including compensation in cash, stock and options. The Committee did not retain a compensation consultant for 2012, but it did evaluate the Company’s director compensation against relevant market information. The Committee does not delegate any of its duties regarding director compensation, and executive officers of the Company have no role in determining or recommending the amount or form of director compensation.

The Governance and Nominating Committee will consider director candidates recommended by shareholders on the same basis as it considers director candidates identified by the Committee. In considering director candidates, the Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance and Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of the person’s ownership of Company stock; and

•

the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Governance and Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105. The Governance and Nominating Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Corporate Secretary not less than 120 days nor more than 150 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. A nominee should have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Although the Governance and Nominating Committee does not have a formal policy with respect to diversity, it seeks to have a Board of Directors that represents a diversity of backgrounds, skills and experience. The Governance and Nominating Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.

The Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. In 2012, our Chief Executive Officer notified the Governance and Nominating Committee that he had identified Mr. Phipps as a potential director candidate. The Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. In 2012, the Governance and Nominating Committee engaged a third-party search firm to assist in its evaluation of Mr. Phipps as a director candidate. As described above, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the

Governance and Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Board’s Role in the Oversight of Company Risk

The Board of Directors, as a whole and at the committee level, oversees the Company’s management of risks, including operational, financial, legal and regulatory, strategic and reputational risks.

The Company has established an internal risk committee made up of employees from different disciplines. Periodically, senior management reviews with the Board of Directors the major risks identified by the internal risk committee, as well as steps identified by the Company to mitigate such risks.

In addition, our Board committees consider risks within their respective areas of responsibility. For example, the Audit Committee considers risks relating to financial reporting and internal control functions, the Finance Committee considers risks related to financial matters and transactions, and the Compensation Committee considers risks relating to the Company’s executive compensation programs and policies.

The Company has reviewed the risks arising from its compensation policies and practices for employees and has concluded that these risks are not reasonably likely to have a material adverse effect on the Company. The Company has discussed its analysis with the Compensation Committee and the Board of Directors, each of which concurs with the Company’s conclusion.

Policies and Procedures Regarding Related Person Transactions; Transactions with Related Persons

The Company has written policies and procedures for the review, approval or ratification of related person transactions. A transaction is subject to the policies and procedures if the transaction involves an amount in excess of $120,000, the Company is a participant in the transaction and any executive officer, director or 5% shareholder, or any of their immediate family members, has a direct or indirect interest in the transaction. The Governance and Nominating Committee of the Board of Directors is responsible for applying these policies and procedures. It is the Company’s policy to enter into or ratify related person transactions only when the Governance and Nominating Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Since January 1, 2012, the Company has not been a participant in any transaction involving more than $120,000 in which a related person had a direct or indirect material interest, nor is any such transaction currently proposed, except for the transactions described below.

Contract Freighters, Inc. (“CFI”), the truckload carrier acquired by the Company in August 2007 and which now is part of Con-way Truckload, engages Contract Transportation Service (“CTS”) to provide shuttle services within the Joplin, Missouri area. CTS has been providing these services to CFI since 1994, and the amount paid by CFI to CTS has risen from approximately $60,000 in 1994 to approximately $174,000 in 2012. CTS is owned and operated by Scott Schmidt, the brother of Herbert J. Schmidt, who retired as the President of Con-way Truckload and Executive Vice President of the Company in September 2012. Herbert J. Schmidt has no ownership or other pecuniary interest in CTS and is not involved in the day-to-day management of the relationship between Con-way Truckload and CTS. Pursuant to the Company’s policies and procedures described above, the Governance and Nominating Committee reviewed and ratified the transactions between Con-way Truckload and CTS, concluding that the transactions are in the best interests of the Company and its shareholders.

Communications with Directors

Any shareholder or other interested party desiring to communicate with any director (including the Lead Non-Management Director and the other non-management directors) regarding the Company may directly contact any director or group of directors by submitting such communications in writing to the director or directors in care of the Corporate Secretary, 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

The Company’s policy regarding director attendance at the Annual Meeting of Shareholders is for the Chairman of the Board of Directors and the Chief Executive Officer (if different from the Chairman) to attend in person, and for other directors to attend in person or electronically. In 2012, the Chairman of the Board and the Chief Executive Officer each attended the meeting in person and the nine other outside directors attended telephonically.

Authority to Retain Advisors

The Board of Directors and each Committee of the Board is authorized, as it determines necessary to carry out its duties, to engage independent counsel and other advisors. The Company compensates any independent counsel or other advisor retained by the Board or any Committee.

Code of Business Ethics; Corporate Governance Guidelines

The Company has adopted a Code of Business Ethics that applies to our chief executive officer, chief financial officer and controller, as well as other officers, directors and employees of Con-way. The Board of Directors has also adopted Corporate Governance Guidelines. Current copies of each of these documents are available on the Company’s corporate website at www.con-way.com under the heading “Corporate Governance” within the “Investors” tab. Copies are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105. The Company intends to satisfy any disclosure requirements regarding an amendment to, or waiver from, the Code of Business Ethics by posting such information on its website at www.con-way.com.

2012 DIRECTOR COMPENSATION

The following table sets forth the compensation for 2012 of the non-employee members of the Board of Directors. The narrative that follows the table describes the compensation programs applicable to the non-employee directors during 2012. Mr. Stotlar is not included in the table because he does not receive compensation in his capacity as a member of the Board of Directors. His compensation as President and Chief Executive Officer is included in the 2012 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	Total ($)

John J. Anton	75,018	84,983	—	—	160,001
William R. Corbin	83,018	84,983	—	—	168,001
Robert Jaunich II	26,000	—	—	—	26,000
W. Keith Kennedy, Jr.	220,018	84,983	—	606	305,607
Michael J. Murray	75,351	84,983	—	—	160,334
Edith R. Perez	75,018	84,983	—	—	160,001
John C. Pope	85,018	84,983	—	—	170,001
William J. Schroeder	78,018	84,983	—	—	163,001
Peter W. Stott	70,018	84,983	—	—	155,001
Roy W. Templin	46,685	84,983	—	—	131,668
Chelsea C. White III	70,018	84,983	—	—	155,001

(1)

Each non-employee director receives a cash retainer of $70,000. In 2012, Mr. Jaunich received a cash retainer of $23,333 until his retirement in May and Mr. Templin received a cash retainer of $46,667 beginning with his election in May. For his services as Chairman of the Board, Dr. Kennedy received an additional cash retainer of $150,000. Messrs. Corbin, Pope, and Schroeder received $8,000, $15,000 and $8,000 each for serving as Chairs of the Finance, Audit and Compensation Committees, respectively. Messrs. Jaunich and Murray received payments for partial service of $2,667 and $5,333, respectively, for their time serving as Chair of the Governance and Nominating Committee. For serving on the Audit Committee, Messrs. Anton and Corbin and Ms. Perez received additional cash retainers of $5,000.

Amounts shown in this column include a cash payment of $17.50 issued in lieu of granting partial shares in connection with the 2012 restricted stock grants for non-employee directors.

(2)

The amounts shown in this column reflect the aggregate grant date fair value of restricted stock awards granted in 2012 and are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). For additional information on the valuation assumptions for the 2012 grants, see Note 11, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2012, as filed with the SEC.

The following table provides the total number of shares of restricted stock granted to each non-employee director during fiscal year 2012 and the total number of shares of unvested restricted stock held by each non-employee director as of December 31, 2012:

	Restricted Stock Awards Granted During 2012 (#)	Total Restricted Stock Awards Outstanding as of December 31, 2012 (#)

John J. Anton	2,518	4,841
William R. Corbin	2,518	4,841
Robert Jaunich II	—	—
W. Keith Kennedy, Jr.	2,518	4,841
Michael J. Murray	2,518	4,005
Edith R. Perez	2,518	4,563
John C. Pope	2,518	4,841
William J. Schroeder	2,518	4,005
Peter W. Stott	2,518	4,841
Roy W. Templin	2,518	2,518
Chelsea C. White III	2,518	4,005

(3)

No option awards were granted to non-employee directors in 2012. As of December 31, 2012, non-employee directors held the following number of stock options: Mr. Jaunich, 5,000; Dr. Kennedy, 28,500; Mr. Murray, 5,000; Mr. Pope, 10,438; Mr. Schroeder, 5,000; and Mr. Stott, 6,250.

(4)

The amount shown reflects the amount earned in 2012 on deferred compensation account balances that were credited with returns based on the Bank of America prime rate and above 120% of the applicable federal rate for Dr. Kennedy. The Company does not maintain any pension or other retirement plan for non-employee directors.

The Board of Directors has approved an annual cash retainer for 2012 of $70,000 for each non-employee director. The Board of Directors also approved an additional annual cash retainer for 2012 of $150,000 for Dr. Kennedy in recognition of his responsibilities as Chairman of the Board.

In 2012, in addition to the annual cash retainers, the chair of the Company’s Audit Committee received an annual chair cash retainer of $15,000, and the chairs of the Compensation, Governance and Nominating and Finance Committees each received an annual chair cash retainer of $8,000. Each member of the Audit Committee, other than the chair, also received a committee retainer of $5,000. Each of the retainers described above were payable quarterly in arrears. Directors do not receive any fees for attending Board or committee meetings.

Directors may elect to defer payment of their fees under the Company’s deferred compensation plans for directors. Payment of any deferred compensation account balances will be paid in a lump sum or in installments beginning no later than the year following the director’s final year on the Board. In 2012, as in previous years, interest on amounts deferred prior to 2007 was credited quarterly at the Bank of America prime rate. The Company’s deferred compensation plans for directors provide that balances on amounts deferred in 2007 and subsequent years are not credited with a fixed rate of interest but instead fluctuate based on the value of one or more funds selected by the director from a list of available funds. In addition, directors may elect to have some or all of their pre-2007 account balances valued in the same manner as post-2006 deferrals. Directors may also elect to convert some or all of their deferred compensation account balances into phantom stock units that track the performance of the Company’s common stock.

Each of our directors stands for election or re-election annually. In 2012, upon his or her election or re-election, each non-employee director received a grant of restricted stock with a notional value of $85,000. The number of shares of restricted stock in each grant was determined by dividing the notional value of the grant by the closing price of the Company’s common stock on the grant date, with any fractional shares paid in cash. Each such grant of restricted stock will vest on the first anniversary of the grant date or earlier upon the occurrence of certain events such as death, disability, retirement or a change in control.

The Board has established stock ownership guidelines for non-employee directors. Under the guidelines, each non-employee director is expected to hold Con-way securities having an aggregate value of not less than three times the annual cash retainer of $70,000, or $210,000. New directors have five (5) years from the date of their appointment to the Board to satisfy these stock ownership guidelines. To determine compliance with these guidelines, ownership interests are valued as follows:

Common shares held directly or indirectly	Full value
Phantom stock units held in Directors’ Deferred Compensation Plan	Full value
Vested in-the-money stock options	50% of value
Unvested restricted stock	50% of value

Directors are provided with business travel insurance coverage and, in addition, are reimbursed for travel expenses incurred for attending Board and Committee meetings. The Company also offers an Educational Matching Gifts Program, pursuant to which the Company matches donations made to an accredited college or university by executives or members of the Company’s Board of Directors. The matching contributions made by the Company in any year on behalf of any executive or Board member are limited to $5,000. However, as part of the cost-savings initiatives implemented by the Company in 2009, the Educational Matching Gifts Program was suspended and remains suspended as of the date of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s executive compensation program for 2012. The Compensation Committee of the Company’s Board of Directors oversees our executive compensation program and practices. In this section of the Proxy Statement, we explain how and why the Compensation Committee made its compensation decisions in 2012 for the following named executive officers, or NEOs:

Douglas W. Stotlar	President and Chief Executive Officer (CEO)
Stephen L. Bruffett	Executive Vice President and Chief Financial Officer (CFO)
Robert L. Bianco, Jr.	Executive Vice President and President of Menlo Worldwide LLC
Stephen K. Krull	Executive Vice President, General Counsel and Secretary
W. Gregory Lehmkuhl	Executive Vice President and President of Con-way Freight Inc.

Executive Summary

The Company provides transportation, logistics and supply-chain management services for a wide range of customers across a variety of markets. The success of our Company is ultimately built on the trust placed in us by our customers, who rely on us to handle and deliver their products on time, undamaged and at a competitive price. However, even when our operational execution is strong, our financial results remain sensitive to economic cycles.

Our Compensation Philosophy

Our fundamental goal is to create sustainable value for our Company and our shareholders while effectively managing through the economic cycles of our business. To help achieve this goal, the key objectives of our executive compensation program are to:

•	align the interests of our executives and shareholders by tying a significant portion of executive compensation to financial performance goals and the value of our stock;

•	drive outstanding short-term and long-term financial performance through the use of complementary elements of executive compensation; and

•	attract, retain and motivate a high-performing executive team.

In order to meet these objectives, our executive compensation program design is based upon two key compensation principles: pay for performance and pay at risk.

The pay-for-performance and pay-at-risk design of our executive compensation program is best illustrated in the following charts, which show that approximately 81% of our CEO’s 2012 target total direct compensation and approximately 72% of the 2012 target total direct compensation of our other NEOs was in the form of “at risk” incentive compensation opportunities, the value of which is tied to the achievement of performance goals or our stock price.

2012 Target Total Direct Compensation Mix

2012 Company Performance

Over the past five years, we have been tested by a challenging economic environment. Due in large part to the global financial crisis of 2008 and the resulting slowdown in the manufacturing sector, the Company’s consolidated revenue declined by 14% from 2008 to 2009. Even more dramatic was the decline from an operating income of $192.6 million in 2008 to an operating loss of $25.9 million in 2009. In response, the Company took aggressive action in 2009 to reduce costs and conserve cash, including temporary reduction of the annual base salaries of the CEO and CFO. Since 2009, we have steadily grown both revenue and operating income, as depicted in the charts below.

Consolidated Revenue (Dollars in Thousands)	Consolidated Operating Income (Dollars in Thousands)

In 2012, the markets for our services continued to face economic uncertainty. Despite this challenge, our revenue in 2012 grew to $5.6 billion, an increase of 6% from the prior year, and our operating income grew to $228.8 million, an increase of 10% from the prior year. While our 2012 operating margin of 4.1% was a slight improvement from an operating margin of 3.9% in 2011, our primary focus was on implementing the three-year plan that we launched in 2012. That plan required investments in foundational enabling technology and operations management tools in 2012. We believe that those investments, coupled with additional investments to be made in 2013 and 2014, will help to drive efficiencies, improve operational performance and enable our Company to deliver sustainable margin expansion. Despite the fact that our operational focus helped to produce improved financial results in 2012, we were still disappointed by our stock performance, with our closing stock price at December 31, 2012 remaining relatively in line with our closing stock price on December 30, 2011. We believe, however, that we have positioned our Company to leverage the investments made in 2012, as well as any improvement in the economic environment, moving forward.

2012 Pay Results

Consistent with our pay-for-performance and pay-at-risk compensation principles, realized incentive compensation varies based on the Company’s financial results and stock price. For 2012:

•	consistent with our year-over-year improvement in profitability and our business plan, our NEOs earned annual incentive compensation at 100.6% of target, on average; and

•

consistent with our relatively flat stock price at the end of 2012 compared to the prior year end, the estimated current values of the long-term equity incentives granted in the beginning of the year were relatively unchanged as of the end of the year.

As a result, for each of our NEOs, the estimated current value of his 2012 total direct compensation1 is in line with his 2012 target total direct compensation. The value ultimately realized with respect to the 2012 long-term incentive awards will depend on the Company’s achievement of the three-year performance goals established for the 2012 performance-based equity awards and the Company’s stock price at the time the awards vest.

2012 Total Direct Compensation

[1]	The estimated current value of 2012 total direct compensation includes 2012 base salary, actual annual cash incentive compensation earned based on 2012 performance and the value of the long-term equity incentive awards granted in 2012 based on the Company’s closing stock price on December 31, 2012.

Other 2012 Executive Compensation Highlights

•

Total direct compensation levels are generally compared to the median of market data, with upside opportunity to reward strong performance and reduced compensation levels when performance objectives are not achieved.

•

Our annual incentive program requires achievement of meaningful financial thresholds (pre-established goals for adjusted operating income for each business unit in 2012) before any annual incentive compensation is paid, as described more fully beginning on page 50.

•

In order to strengthen the pay for performance nature of our executive compensation program, the Compensation Committee introduced performance-based equity awards in the long-term incentive compensation mix for 2012 (moving to an equity mix of 50% performance share plan units and 50% restricted stock units from the prior equity mix of 50% stock options and 50% restricted stock units in 2011), as described more fully beginning on page 53.

•	Our Company provides minimal perquisites, representing less than 1% of the total compensation package for our NEOs.

Corporate Governance Framework

In order to meet the key objectives of our executive compensation program and to mitigate risk from our compensation practices and principles, the Company has adopted a strong corporate governance framework that includes the components described below.

•

Stock ownership guidelines: We have established stock ownership guidelines for our NEOs and other top executive officers to further align the interests of our executives with those of our shareholders. The following guidelines identify levels of equity ownership, expressed as a multiple of each executive’s base salary:

Executive Officers	Stock Ownership Guideline (as a multiple of base salary)

Level E5 Officer (CEO)	5
Level E4 Officers (5 in total, including 4 NEOs)	3
Level E3 Officers (6 in total)	1

To determine compliance with these guidelines, common shares held directly or indirectly, phantom stock units held in the deferred compensation plans and common shares held in the 401(k) plans count towards meeting the stock ownership guidelines. However, vested in-the-money stock options, unvested restricted stock, unvested restricted stock units and unvested performance share plan units do not count towards meeting the stock ownership guidelines.

•

Stock-retention requirements: Our NEOs and other executive officers are required to retain 70% of the net shares (after tax withholding) received upon vesting of restricted stock, restricted stock units and performance share plan units until the date that the executive meets our stock ownership guidelines.

•

“Clawback” policy: Our NEOs and other policy-making executive officers are required to repay overpayments of annual and long-term cash incentive compensation awards in the event of fraud or in the event of a financial restatement occurring within one year following the award payment.

•	Double-trigger vesting: An executive’s unvested equity awards will vest upon a change in control only if the executive also experiences a qualifying termination of employment.

•

No stock option repricing: The Company equity incentive plan does not permit us to reprice stock options without shareholder approval or to grant stock options with an exercise price below fair market value.

•	No tax gross-ups: The Company does not provide tax gross-ups on any benefits or perquisites, including severance payments and benefits received following a change in control.

•

No hedging or pledging of Company stock: Company policy prohibits short sales of Company stock and other similar transactions that could be used to hedge the risk of Company stock ownership. In 2012, the Company also revised its policy to prohibit NEOs from pledging Company stock.

•

Independent compensation consultant: Our Compensation Committee retains an independent compensation consultant who performs services only for the Compensation Committee (and periodically for the Governance and Nominating Committee with respect to director compensation).

We Value the Perspectives of Our Shareholders

We conducted our annual advisory vote on executive compensation at our 2012 Annual Meeting. While this vote was not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views on our executive compensation philosophy, our executive compensation program and policies and our decisions regarding executive compensation, all as disclosed in our Proxy Statement.

At our 2012 Annual Meeting, over 93% of the votes cast on the advisory vote on executive compensation were in favor of our NEO compensation program as disclosed in our Proxy Statement. The Compensation Committee reviewed these final vote results, interpreted this significant level of support as an endorsement by our shareholders of our executive compensation program and policies and did not make any changes to our executive compensation program in response to such vote. As part of our on-going commitment to enhance and refine our pay-for-performance compensation program, earlier in 2012, the Compensation Committee introduced grants of performance-based long-term equity incentive awards as an enhancement to our 2012 executive compensation program.

Key Compensation Elements

Our executive compensation program consists of the following key elements:

	Program	Description		Link to Compensation Objectives
Total Direct Compensation	Annual Base Salary	Fixed compensation	•	Attract and retain high-performing executive team
	Annual Cash Incentive Award	Short-term performance-based cash incentive compensation	•	Align interests of executives with those of shareholders based on financial performance goals
			•	Drive short-term financial performance
	Long-Term Equity Incentive Compensation Awards	Equity awards granted as performance share plan units (“PSPUs”) and restricted stock units (“RSUs”) in 2012	•	Align interests of executives with those of shareholders based on financial performance goals and the value of the Company’s stock
			•	Drive long-term financial performance
			•	Retain high-performing executive team
			•	Reward strategic execution
Other	Retirement Benefits

Primarily broad-based 401(k) plans intended to provide eligible employees (including NEOs) with the opportunity to accrue benefits for retirement

For certain NEOs, broad-based “frozen” defined benefit pension plan for which the Company has ceased accruals and that is closed to new participants

			•	Attract and retain high-performing executive team
	Perquisites	Only limited benefits available to eligible employees (including NEOs)	•	Attract and retain high-performing executive team while maximizing the executives’ focus on Company performance

Overview of Compensation Practices

The Compensation Committee is responsible for the executive compensation program design and decision-making process for NEOs. The table below describes the roles of the Compensation Committee and other participants in the decision-making process.

Participant	Roles

Compensation Committee	•	Approves the compensation philosophy for executive officers
	•	Reviews and approves compensation for executive officers, including the NEOs
	•	Approves performance goals under executive incentive compensation plans
	•	Grants awards under incentive compensation and equity-based plans
	•	Together with the other independent members of the Board of Directors, evaluates the performance of the CEO and, based on this evaluation, approves the CEO’s compensation level
	•	Reviews the CEO’s performance assessment of the other executive officers, including the other NEOs
	•	Reviews the evaluation of risk associated with the Company’s overall compensation strategy and compensation programs
	•	Prepares the Compensation Committee’s report on executive compensation

Independent Members of the Board of Directors	•	Together with the Compensation Committee, evaluate the performance of the CEO and, based on this evaluation, provide their concurrence with respect to the CEO’s compensation level

Independent Compensation Consultant	•	Retained by the Compensation Committee to provide independent advice and recommendations
	•	Serves as a resource for competitive pay practices and market trends
Executive Officers	•	The CEO makes compensation recommendations to the Compensation Committee for the other executive officers, including the other NEOs, with respect to target total direct compensation, annual base salary and long-term equity incentive awards
	•	The CEO and CFO make recommendations on performance goals under our incentive compensation plans and provide data to allow the Compensation Committee to determine whether performance goals were achieved at the end of the performance period
	•	Executive officers are not present when the Compensation Committee or the independent members of the Board meet in executive session or when their own compensation is discussed

Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist in the assessment of executive compensation. The compensation consultant is engaged by and reports to the Compensation Committee, which evaluates the performance and independence of the compensation consultant and decides whether or not to continue to use the consultant’s services.

The Compensation Committee retained Semler Brossy Consulting Group (“Semler Brossy”) to advise the Compensation Committee on executive compensation matters for 2012. At the Compensation Committee’s request, the independent compensation consultant advised the Compensation Committee with regard to:

•	recommending the companies to be included in a focused peer group (described below);

•	providing comparative market data for the companies in the focused peer group, as well as for the companies in general industry;

•	providing the Compensation Committee with its evaluation of the total direct compensation of the NEOs in relation to the comparative market data;

•	establishing target long-term incentive award opportunities based on multiples of base salary for each NEO;

•

designing the 2012 and 2013 annual incentive and long-term equity incentive compensation awards, including the selection of performance metrics and the setting of performance goals, and the methodologies and assumptions used to value those awards;

•	advising the Compensation Committee regarding regulatory and governance requirements for executive compensation, including disclosure requirements; and

•	providing the Compensation Committee with information with respect to trends and evolving best practices in executive compensation.

Except as described above and except for services provided to the Governance and Nominating Committee of the Board of Directors with respect to director compensation, the independent compensation consultant provided no other services to the Company in 2012.

As part of its annual performance evaluation of the independent compensation consultant, the Compensation Committee considered Semler Brossy’s independence in light of new SEC rules and NYSE listing standards. At the Compensation Committee’s request, Semler Brossy provided information addressing the independence of the individual compensation advisor and consulting firm, including the following factors: (1) any other services provided by the consulting firm to the Company; (2) fees paid by the Company as a percentage of the consulting firm’s total revenue; (3) policies and procedures adopted by the consulting firm to prevent conflicts of interest; (4) any business or personal relationships between the individual compensation advisor and a member of the Compensation Committee; (5) any Company stock owned by the individual compensation advisor; and (6) any business or personal relationships between our executive officers and the individual compensation advisor or consulting firm. The Compensation Committee assessed these factors and concluded that Semler Brossy’s work did not raise any conflict of interest.

How We Determine Total Direct Compensation for Our NEOs

Given our Company’s size and unique mix of service offerings, we do not have strictly comparable industry peers against which we can evaluate executive compensation. To assist it in evaluating the total direct compensation of our NEOs, the Compensation Committee considered comparative market data provided by its independent compensation consultant for companies within the peer group and for companies within general industry, as described further below under “Overview of Compensation Practices — Peer Group for 2012 Executive Compensation Decisions.”

For 2012, the Compensation Committee considered relevant market pay practices when setting executive compensation, but did not benchmark specific compensation elements or total compensation of each executive against the market data. Instead, the Compensation Committee utilized the market data in evaluating the overall competitiveness of the Company’s executive compensation program. The Compensation Committee also sought to maintain the overall target compensation of the executive team as a whole at approximately the median of market practices. In assessing the Company’s overall executive compensation, the Compensation Committee considered annual base salaries together with the annual cash incentive award payouts at target performance levels and the fair value of the long-term equity incentive compensation awards on the grant date.

While the Compensation Committee considers relevant market pay practices when setting executive compensation, the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market data. The Compensation Committee believes that compensation decisions are complex and require consideration of overall Company performance, challenges facing the Company, general economic conditions, advice from the independent compensation consultant, compensation recommendations made by the CEO and peer compensation levels. The factors that influence the amount and mix of each executive’s total direct compensation include the executive’s contributions to shareholder value accretion, scope of responsibilities, credentials, length of service, experience and individual performance. In addition, the Compensation Committee also considers each executive’s compensation history, the market competition for such position and the relative comparability of pay internally across executives with similar organizational impact and responsibilities.

Peer Group for 2012 Executive Compensation Decisions

Each year, the Compensation Committee, with input from its independent compensation consultant, reviews and approves the peer group used in evaluating executive compensation (as described above) to ensure that the peer group continues to reflect certain market characteristics comparable to those of the Company. Those characteristics include being traded on a major United States stock exchange, being in the transportation sector (based on the Global Industry Classification Standard, or GICS) and being the same relative size as the Company. Based on the advice of Semler Brossy, with respect to the peer group to be used for 2012 executive compensation decisions, the Committee decided to make certain changes to the peer group used in the prior year, including:

•

removing four companies (Arkansas Best Corporation, Alexander & Baldwin Inc., GATX Corp. and Overseas Shipholding Group Inc.), which either were not in the transportation sector or whose annual revenues fell outside of a range comparable to the Company’s annual revenues;

•

adding nine companies (Alaska Air Group Inc., Amerco, Avis Budget Group Inc., Canadian National Railway Co., Canadian Pacific Railway Ltd., Hertz Global Holdings Inc., Republic Airways Holdings Inc., SkyWest Inc. and Swift Transportation Co.), including similarly-sized companies that are not direct competitors in our industry but that share certain industry characteristics with the Company, such as having asset-intensive, cyclical businesses; and

•

bringing the total number of peer companies to 20, a broader and more robust peer group that the Compensation Committee felt would minimize the influence of outliers and withstand unanticipated changes in any peer company’s structure or compensation program.

Peers were generally selected among companies with revenue in a range of approximately 0.4 to 2.0 times the Company’s revenue, with a slight bias to smaller companies so that more of our direct trucking competitors would be included in the peer group. The companies selected for the peer group had annual revenues of approximately $2 to $10 billion, with a median of $4.9 billion, at the time these companies were selected at the end of 2011, as compared to the Company’s 2012 annual revenue of $5.6 billion.

The peer group of companies used to evaluate 2012 executive compensation decisions consisted of the following companies:

Alaska Air Group Inc.	JetBlue Airways Corp.
Amerco	Landstar System Inc.
Avis Budget Group Inc.	Norfolk Southern Corp.
Canadian National Railway Co.	Republic Airways Holdings Inc.
Canadian Pacific Railway Ltd.	Ryder System Inc.
C.H. Robinson Worldwide Inc.	SkyWest Inc.
CSX Corp.	Swift Transportation Co.
Expeditors International of Washington Inc.	UTi Worldwide Inc.
Hertz Global Holdings Inc.	Werner Enterprises Inc.
J.B. Hunt Transport Services, Inc.	YRC Worldwide Inc.

General Industry Survey Data

The Compensation Committee also uses general industry compensation survey data in its evaluation of executive compensation. In compiling compensation market data, the independent compensation consultant, Semler Brossy, may supplement the peer group data with data from other companies included in certain general industry compensation surveys if they determine that a particular executive position is not generally reported in proxy statements or is not sufficiently represented in the peer group. For the 2012 executive compensation review, Semler Brossy compiled compensation data from the following general industry compensation surveys: 2011 U.S. Mercer Benchmark Database — Executive (which included data from approximately 178 companies with annual revenues between $2.5 billion and $10 billion) and Equilar Top 25 (which included data from approximately 178 companies with annual revenues between $2.5 billion and $10 billion).

In the evaluation of 2012 executive compensation for the positions of CEO (Mr. Stotlar) and CFO (Mr. Bruffett), Semler Brossy weighted the peer group proxy data at 50% with the remaining 50% of the comparator data from the Mercer survey, based on Semler Brossy’s assessment of the relevancy of the data sources. For executive positions that oversaw business units (Messrs. Bianco and Lehmkuhl), Semler Brossy considered the proxy data from the peer group as the most relevant market data. For Mr. Krull, whose position is not reported as consistently in proxy data, the Compensation Committee considered only the survey data, with equal weighting between the surveys.

CEO Compensation

In order to strengthen the pay-for-performance nature of our CEO’s compensation, the Compensation Committee:

•	introduced performance-based equity awards in the CEO’s 2012 long-term incentive compensation mix (with an equity mix of 50% performance share plan units and 50% restricted stock units); and

•	in adjusting the CEO’s 2012 pay mix, increased his annual cash incentive target compensation, which was subject to achievement of meaningful financial performance goals.

Generally, the Compensation Committee evaluates Mr. Stotlar’s target total direct compensation to assess whether it is competitive compared to the median of market data for chief executive officers at comparable companies, including in our peer group. In determining Mr. Stotlar’s 2012 target total direct compensation, the Compensation Committee also considered general economic conditions, the mix of elements in the total direct compensation package, overall Company performance and the potential perspectives of our shareholders.

In 2011, the Compensation Committee noted that Mr. Stotlar’s pay mix was over-weighted towards long-term equity compensation versus cash compensation. The Compensation Committee partially addressed this over-weighting in 2011 by granting Mr. Stotlar long-term equity incentive compensation with a grant date value below the midpoint of his long-term equity incentive opportunity of 250%-450%. They did not, however, provide a corresponding increase in his 2011 target cash compensation.

In the beginning of 2012, based on its review of market data and Company performance and considering the recommendations of its independent compensation consultant, the Compensation Committee addressed the continued overweighting towards long-term equity in Mr. Stotlar’s pay mix. The Compensation Committee, (i) increased Mr. Stotlar’s annual cash incentive target award opportunity from 100% of his base salary in 2011 to 125% of his base salary in 2012, and (ii) decreased his long-term equity incentive opportunity to 250%-350%, with a midpoint of 300%, in 2012.

Based upon a mid-year review of market data, Company performance and progress made towards building long-term shareholder value and considering the recommendations of its independent compensation consultant, the Compensation Committee approved increasing Mr. Stotlar’s base salary from $695,000 to $795,028 effective April 1, 2012. Prior to this increase, Mr. Stotlar had not had an increase in base salary since 2007 (other than the 2011 restoration of the 2009 reduction in his base salary as part of cost-saving measures).

As in prior years, in 2012, the CEO’s total direct compensation was higher than that of the other NEOs. This difference reflects both the assessment of a chief executive officer’s value relative to that of other senior company executives and the Compensation Committee’s belief that Mr. Stotlar’s substantially higher level of responsibility and accountability, as well as greater potential impact on the Company’s financial results, warrants a higher level of compensation than the other NEOs. This higher level of compensation is also consistent with market practices.

Our Executive Compensation Program

Our executive compensation program consists of three primary elements: annual base salary, annual cash incentive awards and long-term equity incentive compensation awards. Each element is discussed in more detail below.

Annual Base Salary

The Compensation Committee decided not to provide a base salary increase to any of the NEOs at the beginning of 2012, in part to align the timing of any base salary increases with the timing of general merit increases for our employees. Later in the year, in evaluating annual base salaries, the Compensation Committee considered market data, Company performance, pay mix, the scope of each executive’s responsibilities, individual performance, salary history and the recommendations of its independent compensation consultant (and in the case of Messrs. Bianco and Bruffett, the recommendations of the CEO). Based on these factors, the Compensation Committee decided to provide the following base salary increases, effective April 1, 2012:

NEO	2011 Annual Base Salary (in 000’s)	% Increase	2012 Annual Base Salary (in 000’s)

Douglas W. Stotlar	$695.0	14.4	$795.0
Stephen L. Bruffett	$425.1	5.9	$450.0
Robert L. Bianco, Jr.	$410.4	4.8	$430.0

As discussed further under “Our Executive Compensation Program — CEO Compensation” above, the Compensation Committee increased Mr. Stotlar’s base salary in part to ensure that the pay mix and the amount of his total compensation package was competitive with the median of market practice for chief executive officers at comparable companies, including our peer group, and to provide Mr. Stotlar with the first increase in his annual base salary since 2007 (other than the restoration in 2011 of the base salary reduction made in 2009). Also, prior to the above-noted base salary increases, Mr. Bruffett had not had an increase in base salary since his hiring in 2008 and Mr. Bianco had not had an increase in base salary since 2008.

Annual Cash Incentive Awards

The objective of the annual cash incentive program is to focus executives on the achievement of financial performance goals that are tied to the short-term business objectives of the business unit(s) for which the executive is responsible. Each year, the Compensation Committee approves the performance metrics and also approves the specific numerical performance goals that govern the level of payout of each annual cash incentive award.

Consistent with the year-over-year improvement in our operating income, for 2012, our NEOs received annual cash incentive compensation near target, as described more fully below.

What are the performance metrics for the 2012 annual cash incentive program?

Annual cash incentive awards granted to business unit heads are based entirely on the operating results of the business unit for which they are responsible. The performance metrics applicable to the 2012 annual cash incentive awards for Messrs. Bianco and Lehmkuhl, who head two of the Company’s primary business units, are shown in the table below.

Performance Metrics Applicable to 2012 Annual Cash Incentive Awards

(Business Unit Heads)

NEO	Performance Metric

Robert L. Bianco, Jr.	Adjusted operating income of Menlo Worldwide Logistics
W. Gregory Lehmkuhl	Adjusted operating income of Con-way Freight

The 2012 annual cash incentive awards to Con-way Inc. executives Messrs. Stotlar, Bruffett and Krull were based on the respective performances of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics, weighted by percentage of net revenue, as shown in the table below.

2012 Annual Cash Incentive Awards

(NEOs at Con-way Inc.)

Business Unit	Weighting

Con-way Freight	73%
Con-way Truckload	12%
Menlo Worldwide Logistics	15%
Total	100%

The Compensation Committee includes certain pre-defined adjustments to the operating income performance metric to provide NEOs with an incentive to take actions that are in the best interests of the business unit in the long-term, but that might otherwise adversely affect payouts on the annual cash incentive awards. Operating income (as determined in accordance with United States generally accepted accounting principles) is adjusted for (i) asset impairments pursuant to FASB Codification topics 350 and 360, (ii) restructuring charges pursuant to FASB Codification topic 420, (iii) defined-benefit pension settlements pursuant to FASB Codification topic 715, and (iv) changes in accounting principles pursuant to FASB Codification topic 250.

How does the Compensation Committee determine the annual cash incentive award opportunity for each NEO?

Each NEO’s annual cash incentive award is set at a level designed to deliver, at target performance levels, a specified percentage of annual base salary. The Compensation Committee assesses the reasonableness of these percentages based on market data as part of its review of total target direct compensation. As discussed above under “Overview of Compensation Practices — CEO Compensation,” in 2012, the Compensation Committee increased Mr. Stotlar’s annual cash incentive award opportunity to 125% of his base salary (from 100% in 2011) in order to better reflect the pay mix of chief executive officers of companies in our peer group. For NEOs other than Mr. Stotlar, no changes were made from the percentages that were applicable in 2011.

The target percentages applicable to the NEOs for 2012 annual incentive compensation are shown in the table below.

NEO	Annual Cash Incentive Award Opportunity at Target (as a percentage of annual base salary)

Douglas W. Stotlar	125%
Stephen L. Bruffett	70%
Robert L. Bianco, Jr.	70%
Stephen K. Krull	70%
W. Gregory Lehmkuhl	70%

How does the Compensation Committee set the performance goals for the annual cash incentive awards?

Numerical performance goals are set for threshold, target and maximum performance levels. For performance between threshold and target performance levels, or target and maximum performance levels, the actual payout is determined by interpolation. The maximum annual cash incentive payout that an executive can receive is 200% of the target payout.

The Compensation Committee considered projected performance as reflected in the Company’s one-year financial plans, which were developed by the Company and its business units and approved by the Board of Directors, when setting the goals set forth in the table below. In evaluating financial plans, among the factors the Compensation Committee considers are market conditions, the business cycle, operating plan priorities and the prospective return on capital employed by the Company and its respective primary business units. It also tries to gauge the relative degree of difficulty the Company and its business units will face in meeting the financial plans. The Compensation Committee also discusses the financial plans with the CEO and takes into consideration his recommended performance goals and corresponding payout levels. Based on its independent assessment of all of these factors, the Compensation Committee sets the numerical performance goals.

In 2012, what were the annual cash incentive performance goals and how did actual performance compare to the goals?

The following table shows the numerical performance goals that applied to the annual NEO awards, as well as the level of achievement in 2012.

Performance Goals Applicable to 2012 Annual Cash Incentive Awards

Performance Metrics	Performance Goals and Actual Achievement (in 000’s)		Payout Percentage

Adjusted Operating Income –	Threshold	$101,549	56%
Con-way Freight	Target	$145,070	100%
	Maximum	$174,084	200%
	Actual	$143,869	98.8%

Adjusted Operating Income –	Threshold	$29,819	56%
Con-way Truckload	Target	$42,599	100%
	Maximum	$51,119	200%
	Actual	$44,921	127.3%

Adjusted Operating Income –	Threshold	$32,222	56%
Menlo Worldwide Logistics	Target	$46,032	100%
	Maximum	$55,238	200%
	Actual	$45,356	97.8%

Based on the achievement percentage noted for each business unit in the previous table and the relative weighting discussed above, the resulting 2012 achievement percentage for Con-way Inc. executives is at a 102.1% performance level versus target. Each NEO received the following percentage of his target payout as annual incentive compensation for 2012:

NEO	Payout Percentage at Achievement Level

Douglas W. Stotlar	102.1%
Stephen L. Bruffett	102.1%
Robert L. Bianco, Jr.	97.8%
Stephen K. Krull	102.1%
W. Gregory Lehmkuhl	98.8%

Long-Term Equity Incentive Compensation Awards

The Compensation Committee designed our 2012 long-term equity incentive compensation program to focus executives on financial metrics, as discussed further below, that are complementary to the performance metric of adjusted operating income applicable to our short-term cash incentive program.

How does the Compensation Committee determine the long-term equity incentive compensation opportunity for each NEO?

To determine the dollar value of each NEO’s target long-term equity incentive award, the Compensation Committee has established a range of multiples, as a percentage of base salary,

applicable to each executive grade level. The ranges are competitive with market data and allow the Compensation Committee to adjust awards for particular NEOs based on individual performance and contribution to the Company while remaining within a reasonable range of market overall.

In determining awards, the CEO and the Compensation Committee also consider the overall use of shares and costs for the Company. As a result, some executives may receive grants below the midpoint of the applicable range in order to allow awards above the midpoint for others. A below-midpoint award does not necessarily indicate any perceived shortcoming in an executive’s performance.

The multiples applicable to the NEOs’ 2012 target long-term incentive awards are shown in the following table.

Long-Term Incentive Compensation Opportunities as a Multiple of Base Salary

NEO	Long-Term Incentive Award Range (as a multiple of base salary)	Long-Term Incentive Award (as a multiple of base salary)	Total Grant Date Value of Long-Term Incentive Award (in 000’s)

Douglas W. Stotlar	250%-350%	300%	$2,385,000
Stephen L. Bruffett	175%-225%	220%	$935,169
Robert L. Bianco, Jr.	175%-225%	215%	$882,326
Stephen K. Krull	175%-225%	185%	$740,066
W. Gregory Lehmkuhl	175%-225%	200%	$800,072

In addressing the equity over-weighting in the CEO’s pay mix, the Compensation Committee decreased the long-term incentive award range applicable to Mr. Stotlar in 2012 from 350%-450% to 250%-350%. Mr. Stotlar’s 2012 target long-term incentive compensation was set at 300% of his proposed annual base salary, which became effective April 1, 2012. For 2012, although still within range, above-midpoint long-term incentive opportunities were provided to Mr. Bruffett in recognition of his scope of responsibilities and to Mr. Bianco in recognition of the continued strong performance of Menlo Worldwide Logistics.

How does the Compensation Committee determine which equity vehicles are granted to the NEOs?

In an effort to further enhance and refine the pay-for-performance nature of our executive compensation program, the Compensation Committee decided to include performance share plan units (PSPUs) in place of stock options in the mix of long-term equity incentive compensation awards granted to NEOs in February 2012. In determining the types of long-term incentive awards to be granted, the Compensation Committee considered factors such as the alignment of executive and shareholder interests, the motivational and retention values of the awards and share utilization. The Compensation Committee believes that when taken together, the 2012 equity mix of PSPUs and restricted stock units (RSUs) provide a balanced mix of long-term incentive awards that align the interests of executives with those of shareholders.

The Compensation Committee believes that PSPUs, which have a three-year performance period, effectively focus executives on performance metrics that are linked to the long-term objectives of the Company and appropriately expose executives to the risk of no award if certain threshold performance goals are not met. The Compensation Committee also believes that RSUs, which are subject to three-year cliff vesting, ensure that executives are aligned with shareholders by incentivizing executives to take a longer-term perspective when managing the Company’s businesses.

The Compensation Committee also views PSPUs and RSUs, which have a three-year performance period and three-year vesting period, respectively, as providing important motivational and retention benefits. The 2012 RSU awards are subject to the Company’s retention policy described under “Executive Summary — Corporate Governance Framework” and are expected to assist the NEOs in meeting the Company’s stock ownership guidelines also described under “Executive Summary — Corporate Governance Framework.” Compliance with the guidelines will result in the NEOs building meaningful equity positions in the Company, thereby further aligning their interests with the interests of other shareholders.

The Compensation Committee chose to allocate 50% of the total equity grant value for each NEO in the form of PSPUs and 50% of the total equity grant value in the form of RSUs. Given the Company’s pay for performance philosophy, the Compensation Committee felt that it was important to award at least half of the total equity grant value in the form of performance-based equity awards that are tied to specific performance metrics. In order to encourage executives to build their stock ownership in the Company and to align their interests with the interests of the Company’s shareholders, the Compensation Committee felt that it was appropriate to grant the remaining 50% of the total equity grant value in the form of RSUs.

How does the Compensation Committee determine the exact number of PSPUs and RSUs to grant to each NEO?

The number of long-term incentive awards to be granted to each NEO is calculated using (i) the total grant date value as shown in the table above, (ii) the Compensation Committee’s allocation of this total dollar value among types of awards (e.g., for 2012, PSPUs (50%) and RSUs (50%)) and (iii) the closing price of the Company’s common stock on the grant date.

What are the performance metrics for the 2012 PSPU awards made to NEOs in February 2012?

The PSPUs granted in February 2012 are for the three-year 2012-2014 performance cycle and vest at the end of that cycle subject to achievement of pre-established threshold, target, and maximum performance goals. The Committee defined the objective of the PSPUs as rewarding executives for maintaining an acceptable level of profit growth over a multi-year period and throughout the cycles of our business. With respect to these PSPUs, the Committee selected Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as the primary metric for evaluating long-term profit growth. EBITDA was selected as the primary metric because the Compensation Committee felt that it is a widely-used measure of the economic value of businesses similar to the Company and is less variable over the business cycle than other metrics, such as net income or earnings per share (EPS), making it a more meaningful metric.

In addition to EBITDA, the Committee is focused on ensuring that management achieves a reasonable rate of return on the capital employed in the business to generate growth. As a result, the Committee also evaluates Return on Invested Capital (“ROIC”) as part of the PSPU awards, both in setting the EBITDA performance goal (as discussed in more detail below) and as a modifier to the final payout of the award should returns exceed the cost of capital for the Company.

With respect to EBITDA growth, the Compensation Committee chose the Company’s 3-year average EBITDA growth as the performance measure. For the 2012-2014 performance period, the 3-year average EBITDA growth will be calculated at the end of the performance period as the average of the annual EBITDA growth rates during the three-year performance period.2

ROIC is defined as the rate of return derived from operating income, determined on a U.S. GAAP basis, for the third year of the performance period multiplied by 0.60 (to account for taxes) and divided by the twelve month average of the operating working capital plus net property, plant and equipment (PP&E) and net other operating assets.3

How did the Compensation Committee determine the performance goals for the 2012 PSPUs?

Numerical performance goals are set for threshold, target and maximum performance levels. For performance between threshold and target performance levels, or target and maximum performance levels, the actual payout is determined by interpolation. The maximum PSPU payout that an executive can receive is 200% of the target number of shares.

Among the factors the Compensation Committee considered when setting the performance goals were the cyclical nature of the Company’s business, the Company’s past performance, expected future economic growth (as measured by GDP forecasts) and market conditions, long-term operating and strategic plan priorities, and the prospective return on capital invested by the Company. In particular, the Committee evaluated the target level of growth relative to the level of EBITDA needed for ROIC to exceed the Company’s cost of capital over the long-term, balanced by the level of expected growth in the overall economy. It also considered the relative degree of difficulty the Company and its business units will face in meeting these performance goals; however, the Compensation Committee explicitly did not rely on budgets or management forecasts as the primary determinant of long-term performance goals. The Compensation Committee also discussed the performance goals with the CEO and took into consideration his recommended performance goals and corresponding payout levels. Based on its independent assessment of all of these factors, the Compensation Committee set the numerical performance goals.

How difficult will it be to achieve the performance goals for the 2012 PSPU awards?

The Compensation Committee established the performance goals to encourage strong, focused performance. The target payout level is designed to be achievable with strong management performance and favorable economic conditions, while payout at the maximum level is designed to be very difficult to achieve.

2

In more specific detail, EBITDA is defined as the Company’s consolidated Operating Income (Loss) determined on a U.S. GAAP basis, plus depreciation and amortization, adjusted for asset impairments pursuant to FASB Codification topics 350 and 360, restructuring charges pursuant to FASB Codification topic 420, defined-benefit pension settlements pursuant to FASB Codification topic 715, changes in accounting principles pursuant to FASB Codification topic 250, and the impact of future acquisitions and/or dispositions effective after the grant date pursuant to FASB Codification topics 805 and 205. The Compensation Committee also specified that for purposes of calculating 2012 EBITDA annual growth, the gain recognized by the Company in 2011 from the settlement of the Chic Logistics acquisition dispute will be excluded from EBITDA.

3

The determinants of ROIC will be adjusted for asset impairments pursuant to FASB Codification topics 350 and 360, restructuring charges pursuant to FASB Codification topic 420, defined-benefit pension settlements pursuant to FASB Codification topic 715, changes in accounting principles pursuant to FASB Codification topic 250, and the impact of future acquisitions and/or dispositions effective after the grant date pursuant to FASB Codification topics 805 and 205.

Retirement Benefits

401(k) Savings Plans

The Company maintains 401(k) plans to provide employees with an opportunity to accumulate benefits for retirement. These broad-based plans are not limited to executives as many other Company employees are eligible to participate.

For additional information regarding Company contributions to the 401(k) accounts of the NEOs, see the “2012 Summary Compensation Table” and accompanying footnotes.

Defined Benefit Pension Plans

In addition to the Company’s 401(k) savings plans, certain executives were previously eligible to participate in the Company’s broad-based defined benefit pension plans. These plans were closed with respect to new participants, effective December 31, 2006, and the Company ceased credited service accruals under these plans after December 31, 2006. The Company also amended its defined benefit pension plans to provide that a participant’s average final compensation (which is used when determining benefits available under the plans) will only take into account compensation paid through April 2009.

For additional information regarding the pension benefits available to the NEOs, see the “2012 Pension Benefits” table below and the narrative that follows that table.

Non-Qualified Supplemental Plans

Employees of the Company (including the NEOs) who are subject to federal tax law limits on the compensation that can be taken into account for the 401(k) plans and defined benefit pension plans also participate in non-qualified supplemental plans maintained by the Company. Plan participants receive benefits under the supplemental plans that they would have received under the defined benefit pension plans and 401(k) plans if not for the federal tax law limits. The Company maintains the supplemental plans in order to provide competitive post-retirement benefits. For additional information, see the “2012 Nonqualified Deferred Compensation” table and the “2012 Pension Benefits” table below.

Deferred Compensation Plans

The Company provides eligible highly compensated key employees the opportunity to defer receiving a portion of their compensation until after termination of employment. The deferred compensation plans provide an additional tax-deferred vehicle to save for retirement. The Company does not make contributions to the deferred compensation plans on behalf of executives or other participants in the plans. The Company’s obligation to pay such deferred compensation account balances is unsecured.

For additional information regarding the deferred compensation accounts of the NEOs, see the “2012 Nonqualified Deferred Compensation” table below.

Post-Employment Compensation

The Compensation Committee believes that severance benefits and change-in-control benefits are necessary to attract and retain the high-performing executives that the Company needs in its most senior positions. In addition, the Compensation Committee believes that change-in-control benefits reduce the risk to individual executives if the Company is merged with or sold to another group or entity, thereby allowing the executive to negotiate such transactions in the interests of shareholders without the distraction of their personal concerns or interests. For non-change-in-control terminations, the Committee believes that by eliminating the need for negotiations upon a separation of service, a pre-determined severance arrangement reduces the potential costs to shareholders and increases the likelihood of an amicable separation if any management changes are needed. The Company does not have employment agreements with the NEOs. Under the Company’s non-change-in-control and change-in-control executive severance programs, each of the NEOs has severance agreements with the Con-way company that employs the NEO.

The non-change-in-control severance agreements provide for severance benefits to be paid upon a termination of employment, other than in connection with a change in control or for cause, and for partial vesting of equity awards. The change-in-control severance agreements provide for severance benefits to be paid in the event of a qualifying termination in connection with a change in control. The levels of benefits payable to the NEOs under these agreements were determined based on comparative market data supplied by the independent compensation consultant to the Compensation Committee at the time.

Additional information regarding the Company’s non-change-in-control and change-in-control executive severance programs, as well as a table showing the payments and benefits that the NEOs would have been eligible to receive under the severance programs if a qualifying termination of employment had occurred on December 31, 2012, can be found under “Other Potential Post-Employment Payments” below.

Perquisites

The Company provides limited perquisites, which currently include eligibility to participate in the Company’s car program and the Flexible Perquisites Program (FPP). Participation in the Company’s car program is not limited to executives and participation in the FPP is not limited to NEOs. Under the FPP, which was reinstated in January 2013 after being suspended in March 2009, executives are entitled to receive $8,000 per year to use for expenses that the Company does not reimburse, including obtaining a required executive physical and services such as tax preparation, estate and financial planning, long-term care insurance or other benefits, at the discretion of the executive. The Company has historically offered an Educational Matching Gifts Program. As of the date of this Proxy Statement, this program remains suspended as part of cost reduction measures taken by the Company in 2009.

Compensation-Related Risk

When establishing performance metrics to apply to the annual incentive compensation award or long-term equity incentive compensation awards, one of the factors considered by the Compensation Committee is whether the awards create an incentive for executives to take excessive risks in order to increase the amount of incentive compensation they will receive. In 2012, the Compensation Committee concluded that (i) basing the Company’s annual cash incentive awards on an adjusted operating income performance metric while basing part of the Company’s long-term equity incentive awards on the separate performance metrics of EBITDA and ROIC and (ii) balancing the annual cash incentive awards with significant long-term equity incentive awards subject to our stock-retention requirements properly aligns executives’ interests with those of shareholders and does not create or provide an incentive for executives to take excessive risks.

Tax Considerations

Federal tax law limits the deductibility by the Company of “non-performance based compensation” paid to the CEO and the three other most highly compensated executives, other than the CFO (the “covered employees”). All amounts of non-performance based compensation in excess of the annual statutory maximum of $1 million per covered employee are not deductible. The Company’s general policy is, where feasible, to structure incentive compensation paid to the covered employees so that it qualifies as “performance-based compensation,” which is exempt from the $1 million annual cap and thus is deductible for federal income tax purposes. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of “performance-based compensation” when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis which appears in this Proxy Statement.

Based on the review and discussion referred to above, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed in connection with the Company’s 2013 Annual Meeting of Shareholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

THE COMPENSATION COMMITTEE

Michael J. Murray	Peter W. Stott
William J. Schroeder, Chairman	Roy W. Templin
Chelsea C. White III

EXECUTIVE COMPENSATION TABLES

2012 SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly-compensated executive officers serving as executive officers of the Company as of December 31, 2012 (collectively, the “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

D.W. Stotlar President & CEO	2012	773,087	—	2,293,016	—	996,989	428,011	111,632	4,602,735
	2011	677,651	—	803,451	1,251,056	616,303	627,871	50,238	4,026,570
	2010	627,914	—	800,310	1,584,509	227,372	393,926	47,242	3,681,273
S.L. Bruffett Exec. VP & CFO	2012	445,506	—	899,120	—	322,548	—	36,270	1,703,444
	2011	425,077	—	327,567	510,048	271,152	—	30,998	1,564,842
	2010	404,732	—	342,463	435,889	102,407	—	31,388	1,316,879
R.L. Bianco, Jr.(1) Exec. VP	2012	426,780	—	848,325	—	290,901	167,187	66,043	1,799,236
	2011	410,384	—	339,978	529,392	438,027	250,449	46,992	2,015,222
	2010	411,962	—	331,474	421,886	552,676	146,256	46,537	1,910,791
S.K. Krull	2012	401,575	—	711,546	—	291,297	—	11,570	1,415,988
Exec. VP, General Counsel & Secretary	2011	276,948	333,093	896,116	924,901	—	—	9,074	2,440,132
W.G. Lehmkuhl (2) Exec. VP	2012	401,575	—	769,224	—	281,957	26,008	36,338	1,515,102

(1)	Mr. Bianco is also President of Menlo Worldwide, LLC, the Company’s supply chain management company.

(2)	Mr. Lehmkuhl is also President of Con-way Freight Inc., the Company’s full-service less-than-truckload company. He was appointed to this position in September 2011.

(3)

Amounts reported in this column for 2012 reflect the aggregate grant date fair value of restricted stock units and performance share plan unit awards calculated in accordance with FASB ASC Topic 718 and pursuant to our long-term incentive program as described on page 53 of the Compensation Discussion and Analysis. The amounts included in the Stock Awards column for the performance share plan unit awards granted during 2012 are calculated based on the probable satisfaction of the performance conditions for such awards. Assuming the highest level of performance is achieved for these performance share plan unit awards, the maximum value of these awards at the grant date would be as follows: Mr. Stotlar — $2,293,016; Mr. Bruffett — $899,120; Mr. Bianco — $848,325; Mr. Krull — $711,546; and Mr. Lehmkuhl — $769,224. For information on the valuation assumptions for the 2012 equity grants, see Note 11, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2012, as filed with the SEC.

(4)

Amounts reported in this column for 2012 reflect the annual cash incentive awards earned under the Company’s short-term incentive compensation plan (the “Executive Incentive Plan”). Information regarding applicable performance goals and achievement levels is contained under “Annual Cash Incentive Awards” in the Compensation Discussion and Analysis above.

(5)

Amounts reported in this column for 2012 reflect the aggregate increase in the actuarial present value of the NEOs’ accumulated benefits under the Company’s pension and supplemental excess retirement plans during 2012. The age 65 pension benefits are no longer increasing for all participants. However, the actuarial present value of a participant’s benefit can change each year based on the assumed interest rate, the mortality table, and the executive’s age. Messrs. Bruffett and Krull do not participate in the Company’s pension plan and supplemental excess retirement plans because they joined the Company after these plans were closed to new participants.

The amounts shown in the column also reflect amounts earned in 2012 on deferred compensation account balances that were credited with returns based on the Bank of America prime rate and above 120% of the applicable federal rate for Messrs. Stotlar and Lehmkuhl of $2,228 and $29, respectively. Other deferred compensation balances, as well as

Supplemental Retirement Savings Plan (“SRSP”) account balances, are credited with returns based on the performance of one or more investment funds chosen by the NEO from a group of available funds, which are substantially the same funds as are made available in the Company’s tax-qualified 401(k) plans.

(6)

Amounts reported in this column for 2012 include Company-paid insurance premiums, the annual cost of providing use of a Company automobile and Company contributions to defined contribution plans. Amounts reported in the column for 2011 and 2010 are corrected from the amounts shown in prior year proxy statements to include Company contributions to defined contribution plans. In 2012, Company contributions to defined contribution plans (i.e., the applicable 401(k) plan and SRSP) were as follows: Mr. Stotlar — $97,844; Mr. Bruffett — $21,679; Mr. Bianco — $51,767; and Mr. Lehmkuhl — $22,226.

2012 GRANTS OF PLAN-BASED AWARDS

The following table presents, for each of our NEOs, information regarding annual cash incentive awards and long-term equity incentive compensation awards granted in 2012 pursuant to our 2006 Equity and Incentive Plan. The actual amount of the annual cash incentive award received by each NEO for performance during 2012 is shown in the 2012 Summary Compensation Table above.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

D.W. Stotlar Annual Executive Incentive Plan (XIP)			547,030	976,840	1,953,680	—	—	—	—	—	—	—
Performance Share Plan Unit Award	02/07/12	01/27/12	—	—	—	0	38,642	77,284	—	—	—	1,146,508
Restricted Stock Unit Award	02/07/12	01/27/12	—	—	—	—	—	—	38,642	—	—	1,146,508
S.L. Bruffett Annual Executive Incentive Plan (XIP)			176,976	316,029	632,059	—	—	—	—	—	—	—
Performance Share Plan Unit Award	02/07/12	01/27/12	—	—	—	0	15,152	30,304	—	—	—	449,560
Restricted Stock Unit Award	02/07/12	01/27/12	—	—	—	—	—	—	15,152	—	—	449,560
R.L. Bianco, Jr. Annual Executive Incentive Plan (XIP)			166,501	297,324	594,647	—	—	—	—	—	—	—
Performance Share Plan Unit Award	02/07/12	01/27/12	—	—	—	0	14,296	28,592	—	—	—	424,162
Restricted Stock Unit Award	02/07/12	01/27/12	—	—	—	—	—	—	14,296	—	—	424,162
S.K. Krull Annual Executive Incentive Plan (XIP)			159,830	285,410	570,821	—	—	—	—	—	—	—
Performance Share Plan Unit Award	02/07/12	01/27/12	—	—	—	0	11,991	23,982	—	—	—	355,773
Restricted Stock Unit Award	02/07/12	01/27/12	—	—	—	—	—	—	11,991	—	—	355,773
W.G. Lehmkuhl Annual Executive Incentive Plan (XIP)			159,830	285,410	570,821	—	—	—	—	—	—	—
Performance Share Plan Unit Award	02/07/12	01/27/12	—	—	—	0	12,963	25,926	—	—	—	384,612
Restricted Stock Unit Award	02/07/12	01/27/12	—	—	—	—	—	—	12,963	—	—	384,612

(1)

The terms of these awards (including the actual amounts received by the NEOs) are discussed in the Compensation Discussion and Analysis under “Our Executive Compensation Program — Annual Cash Incentive Awards.” For all executives, Estimated Possible Payouts are based on actual salary paid during the calendar year 2012, as defined in the plan, consistent with the methodology used for calculating final plan payments.

(2)

The terms of the Company’s performance share plan unit grants are discussed below and in the Compensation Discussion and Analysis under “Our Executive Compensation Program — Long-Term Equity Incentive Compensation Awards.”

(3)

The terms of the Company’s restricted stock unit grants are discussed below and in the Compensation Discussion and Analysis under “Our Executive Compensation Program — Long-Term Equity Incentive Compensation Awards.”

(4)

Amounts shown in this column reflect the grant date fair value of performance share plan unit awards and restricted stock unit awards calculated in accordance with FASB ASC Topic 718 and, in the case of the performance share plan unit awards, are based upon the probable outcome of the applicable performance conditions. For information on the valuation assumptions for the 2012 grants, see Note 11, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2012, as filed with the SEC.

The amounts shown above in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column reflect the amounts payable at threshold, target, and maximum achievement levels for the

2012 annual cash incentive awards. The performance goals applicable to the awards are discussed in the Compensation Discussion and Analysis above.

The performance share plan unit awards listed in the 2012 Grants of Plan-Based Awards Table are scheduled to vest on the third anniversary of the grant date, or February 7, 2015, subject to the Company’s achievement of performance goals relating to EBITDA and ROIC, each as described in the Compensation Discussion and Analysis under “Our Executive Compensation Program — Long-Term Equity Incentive Compensation Awards.” Except in the limited circumstances of death, disability, retirement or in connection with a change in control, the performance share plan units will be forfeited if an executive leaves the Company prior to the end of the three-year period. Upon vesting, the performance share plan units are settled in shares of Company common stock. The performance share plan units do not pay dividend equivalents in the event that a dividend is declared on the Company’s common stock.

The restricted stock unit awards listed in the 2012 Grants of Plan-Based Awards Table are scheduled to vest on the third anniversary of the grant date, or February 7, 2015, and except in the limited circumstances of death, disability, retirement or in connection with a change in control, provide for forfeiture of the restricted stock units if an executive leaves the Company prior to the end of the three-year period. Upon vesting, the restricted stock units are settled in shares of Company common stock. The restricted stock units do not pay dividend equivalents in the event that a cash dividend is declared on the Company’s common stock, but do pay dividend equivalents if stock dividends are declared.

Pursuant to Compensation Committee policy, awards of performance share plan units and restricted stock units are made after the close of the market on the third business day after the Company’s fourth quarter and full year earnings have been announced.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table identifies the exercisable and unexercisable option awards and unvested stock awards for each of the NEOs as of December 31, 2012.

	Option Awards						Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable (1)		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested(#)(2)	Market Value of Shares or Units of Stock that have not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(3)
D.W. Stotlar	2/7/2012	—	—		—	—	38,642	1,075,020	77,284	2,150,041
	2/7/2011	33,478	66,960		31.8900	2/7/2021	26,154	727,604	—	—
	2/9/2010	97,990	48,996		28.9200	2/9/2020	28,840	802,329	—	—
	1/26/2009	175,513	—		20.2700	1/26/2019	—	—	—	—
	1/28/2008	88,867	—		44.0900	1/28/2018	—	—	—	—
	1/29/2007	115,000	—		46.6500	1/29/2017	—	—	—	—
	1/22/2006	55,000	—		55.2000	1/22/2016	—	—	—	—
	4/25/2005	79,673	—		43.9300	4/25/2015	—	—	—	—
	12/17/2004	40,000	—		49.1100	12/17/2014	—	—	—	—
	12/15/2003	13,500	—		32.9600	12/15/2013	—	—	—	—
S.L. Bruffett	2/7/2012	—	—		—	—	15,152	421,529	30,304	843,057
	2/7/2011	13,648	27,300		31.8900	2/7/2021	10,663	296,645	—	—
	2/9/2010	26,956	13,479		28.9200	2/9/2020	12,341	343,327	—	—
	1/26/2009	60,376	—		20.2700	1/26/2019	—	—	—	—
	9/20/2008	10,000(5)	—		50.3800	9/20/2018	—	—	—	—
R.L. Bianco, Jr.	2/7/2012	—	—		—	—	14,296	397,715	28,592	795,429
	2/7/2011	14,166	28,335		31.8900	2/7/2021	11,067	307,884	—	—
	2/9/2010	26,090	13,046		28.9200	2/9/2020	11,945	332,310	—	—
	1/26/2009	58,293	—		20.2700	1/26/2019	—	—	—	—
	1/28/2008	29,515	—		44.0900	1/28/2018	—	—	—	—
	1/29/2007	30,000	—		46.6500	1/29/2017	—	—	—	—
	1/22/2006	8,700	—		55.2000	1/22/2016	—	—	—	—
	1/24/2005	8,000	—		46.0200	1/24/2015	—	—	—	—
	12/15/2003	7,125	—		32.9600	12/15/2013	—	—	—	—
S. K. Krull	2/7/2012	—	—		—	—	11,991	333,590	23,982	667,179
	4/25/2011	21,003	42,008	(5)	37.4500	4/25/2021	24,700	687,154	—	—
W.G. Lehmkuhl	2/7/2012	—	—		—	—	12,963	360,631	25,926	721,261
	9/20/2011	2,273	4,548	(5)	25.1300	9/20/2021	1,592	44,289	—	—
	2/7/2011	4,818	9,637		31.8900	2/7/2021	5,646	157,072	—	—
	2/9/2010	9,443	4,722		28.9200	2/9/2020	6,485	180,413	—	—
	1/26/2009	12,085	—		20.2700	1/26/2019	—	—	—	—
	1/28/2008	6,052	—		44.0900	1/28/2018	—	—	—	—
	1/29/2007	6,500	—		46.6500	1/29/2017	—	—	—	—
	1/22/2006	3,000	—		55.2000	1/22/2016	—	—	—	—
	10/17/2005	8,000(5)	—		51.7200	10/17/2015	—	—	—	—
	1/24/2005	4,300	—		46.0200	1/24/2015	—	—	—	—

(1)	Unless otherwise noted, options vest in three equal annual installments beginning January 1 following the date of grant.

(2)	Restricted stock units vest three years from the date of grant.

(3)	Calculated based on the closing price on December 31, 2012 ($27.82 per share).

(4)

Represents performance share plan units that were granted on February 7, 2012, assuming maximum performance achievement. The performance share plan units vest three years from the date of grant, subject to the Company’s achievement of performance goals relating to EBITDA and ROIC.

(5)	Options vest in three equal installments beginning one year from the date of grant.

2012 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information about the value of options exercised and restricted stock units vested during 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
D.W. Stotlar	16,000	101,760	68,577	2,219,152
S.L. Bruffett	—	—	23,590	763,372
R.L. Bianco, Jr.	—	—	22,777	737,064
S.K. Krull	—	—	—	—
W.G. Lehmkuhl	—	—	9,251	299,362

(1)	Represents the fair market value on the date of exercise less the exercise price.

(2)	Represents the fair market value on the date of vesting.

2012 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)

D.W. Stotlar	Con-way Pension Plan	21.0000	1,009,698	—
	Supplemental Excess Retirement Plans	21.0000	3,242,737	—

S.L. Bruffett	Con-way Pension Plan	—	—	—
	Supplemental Excess Retirement Plans	—	—	—

R.L. Bianco, Jr.	Con-way Pension Plan	17.0833	592,157	—
	Supplemental Excess Retirement Plans	17.0833	864,190	—

S.K. Krull	Con-way Pension Plan	—	—	—
	Supplemental Excess Retirement Plans	—	—	—

W. G. Lehmkuhl	Con-way Pension Plan	6.0000	128,853	—
	Supplemental Excess Retirement Plans	6.0000	49,626	—

(1)

Years of credited service are through December 31, 2006. Effective January 1, 2007, credited service ceased to accrue for all participants under the Con-way Pension Plan and the Con-way Supplemental Excess Retirement Plans. Messrs. Bruffett and Krull, who joined the Company after the Pension Plan was closed to new entrants, do not participate in the plans.

(2)

Actuarial present value of accumulated plan benefit is based on compensation through April 30, 2009 and computed as of December 31, 2012. Assumptions include retirement at earliest retirement age with an unreduced benefit, a discount rate of 4.25%, and the current RP 2000 mortality table. Earliest retirement ages at which the NEOs are entitled to receive an unreduced benefit are as follows: age 55 for Mr. Stotlar, age 55 and 2 months for Mr. Bianco, and age 56 and 7 months for Mr. Lehmkuhl.

(3)	Plan participants are not entitled to receive benefit payments while still employed by the Company.

The Company maintains the following qualified and non-qualified pension plans:

•	the Con-way Pension Plan (the “Pension Plan”), a tax-qualified defined benefit pension plan; and

•	the Con-way Inc. Supplemental Excess Retirement Plan and the Con-way Inc. 2005 Supplemental Excess Retirement Plan, each a nonqualified excess benefit plan.

Monthly retirement benefits under the Pension Plan are calculated by multiplying years of credited service by an amount equal to:

•	1.1% of the average final monthly compensation plus

•	0.3% of the average final monthly compensation in excess of Covered Compensation.

In addition, after an employee has completed 35 years of service, benefits for additional credited service earned are calculated based on 1.4% of the average final monthly compensation.

“Covered Compensation” is the average of the taxable wage base under Section 230 of the Social Security Act for each of the 35 years ending with the earlier of 2009 or the year in which the participant attains Social Security retirement age.

Credited service only takes into account years and months of credited service earned through December 31, 2006, which is when the Pension Plan was closed to new entrants. Average final monthly compensation only takes into account eligible compensation paid through April 30, 2009.

The monthly retirement benefit, determined using the formula above, is paid as a life annuity for the life of the participant with full monthly payments continued to a designated beneficiary for the remainder of the first 60 monthly payments if the participant dies before 60 monthly payments have been made. Participants may choose other forms of payment, but, regardless of the form chosen, the value of the retirement benefit is the actuarial equivalent of the form of payment described in the preceding sentence.

Employees who were plan participants as of December 31, 1989 have their pension benefits calculated using the greater of the current pension formula shown above or the formula that was in effect as of December 31, 1989. This prior pension formula applies to Mr. Stotlar.

The age 65 monthly benefit determined under the prior pension formula equals 2% of average final monthly compensation for credited service through December 31, 1987 plus 1.5% of average final monthly compensation for credited service after January 1, 1988 through December 31, 2006. This amount is then reduced by a Social Security offset (which takes into account the participant’s Social Security benefit and years of Social Security participation) and is further reduced if upon eligibility for diversification from the Common Stock Fund or upon termination of the Common Stock Fund, the participant did not elect to transfer his or her Common Stock Fund shares to the Pension Plan.

Plan participants who meet certain eligibility criteria may elect to retire and/or begin receiving benefits prior to age 65. The Pension Plan provides early retirement subsidies to plan participants under certain circumstances. For example, participants who 1) have combined age and years of service that equals or exceeds 85 or 2) have reached age 62 and have at least 20 years of service are eligible to retire early with an unreduced retirement benefit.

Federal tax law limits the benefits available under defined benefit pension plans such as the Con-way Pension Plan. In addition, benefits do not accrue under the Pension Plan on compensation deferred under the Company’s deferred compensation plan. All participants in the Con-way Pension Plan as of December 31, 2006 who are affected by the federal tax law limits described above also participate in the supplemental retirement plans, which allow the participants to receive benefits in excess of the federal tax law limits for tax-qualified defined benefit pension plans. Under those plans, a participant is entitled to receive retirement benefits determined in accordance with the Pension Plan benefits formula described above, offset by all benefits that the participant is entitled to receive under the Pension Plan (which reflect the federal tax law limits).

2012 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2012 ($)(1)	Registrant Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at December 31, 2012 ($)(5)

D.W. Stotlar
Deferred Compensation Plan	—	—	13,301	—	1,048,717
Supplemental Retirement Savings Plan	—	80,344	41,132	—	393,023
S.L. Bruffett
Deferred Compensation Plan	—	—	—	—	—
Supplemental Retirement Savings Plan	—	14,179	4,084	—	39,872
R.L. Bianco, Jr.
Deferred Compensation Plan	—	—	52,114	(98,283)	439,335
Supplemental Retirement Savings Plan	—	36,767	18,244	—	190,541
S.K. Krull
Deferred Compensation Plan	—	—	—	—	—
Supplemental Retirement Savings Plan	—	—	—	—	—
W.G. Lehmkuhl
Deferred Compensation Plan	75,582	—	28,343	(36,363)	294,312
Supplemental Retirement Savings Plan	—	12,226	4,278	—	40,721

(1)

Amount shown in this column for Mr. Lehmkuhl reflects the portions of his 2012 salary and his 2011 incentive compensation award that were deferred in 2012 and includes $46,000 reported in the “Salary” column of the Summary Compensation Table.

(2)

Amounts shown in this column are credits to the non-qualified Supplemental Retirement Savings Plan (“SRSP”) which provides company contributions in excess of those that can be made to the qualified 401(k) plan due to IRS limits on compensation and are reported in the “All Other Compensation” column of the Summary Compensation Table. Amounts shown include the fourth quarter 2012 company contribution posted to accounts on January 8, 2013. Further information about the SRSP is provided below.

(3)

Amounts shown for the Deferred Compensation Plan reflect a combination of the change in value of Phantom Stock Units (“PSUs”), dividend equivalents on PSUs, and amounts credited to the non-PSU portion of deferred compensation account balances based on the increase or decrease in value of investment funds selected by the executives or at the Bank of America prime rate as of the first day of each quarter (the rate for each of the four quarters was 3.25%).

Amounts shown for the SRSP are based on the increase or decrease in value of investment funds selected by the NEO from a list of mutual funds.

(4)	Amounts shown in this column reflect 2007 deferrals for Messrs. Bianco and Lehmkuhl for which they had elected a 2012 pre-retirement distribution at the time of deferral.

(5)

Deferred Compensation Plan balance for Mr. Stotlar includes 14,386.552 PSUs valued at $27.82, the closing price of the Company’s common stock on December 31, 2012. Deferred Compensation Plan balances shown include $771,399, $348,107 and $46,000 in total deferrals that have been reported as compensation in current and prior years’ Summary Compensation Tables for Messrs. Stotlar, Bianco and Lehmkuhl, respectively. SRSP balances shown include $123,059, $29,334, $83,584 and $12,226 in total Registrant Contributions that are reported as compensation in the Summary Compensation Table for Messrs. Stotlar, Bruffett, Bianco and Lehmkuhl, respectively.

Deferred Compensation Plans

The Company maintains a deferred compensation program for eligible highly compensated employees. Only employees at the director level (i.e., the employee grade level below vice president level) and above with annual base salaries of at least $125,000 are eligible to participate. Each year, the CEO approves the list of employees who meet the eligibility criteria.

A participant in the Company’s deferred compensation program may elect to defer base salary and/or annual performance bonus. For each type of compensation deferred, the participant cannot elect to defer less than $2,000 or more than 85%. The Company does not contribute to the deferred compensation plan on behalf of participants.

Deferred compensation account balances for years prior to 2007 are credited with returns based on the Bank of America Prime Rate, unless the participant elects (i) to have some or all of the account balances fluctuate based on the performance of one or more investment funds selected by the participant from a specified group of available funds or (ii) to convert some or all of the account balances into phantom stock units as described below. The Bank of America prime rate is adjusted quarterly. The Compensation Committee in its discretion may select a fixed rate of return other than the Bank of America prime rate to apply to pre-2007 balances in the future.

For deferrals made for plan years after 2006, participants must select one or more funds from a specified group of available funds. Each participant’s account balance for that plan year (excluding any portion converted into phantom stock units) will fluctuate based on the performance of the funds selected by the participant. A participant may change from one investment fund to another at any time.

Once each year, participants may elect to convert all or a part of their deferred compensation account balances into “phantom stock units.” Elections made to convert into phantom stock units are irrevocable, so executives maintain their investments in the phantom stock units until they leave the Company at retirement or upon termination of employment. These elections are made in January with the actual conversion taking place on February 15. However, if the Company’s General Counsel determines that the blackout period for trading in Company securities is in effect on February 15, then the elections are null and void. Each participant who makes the election is credited with a number of phantom stock units determined by dividing the amount converted by the closing price of the Company’s common stock on February 14. All phantom stock units are credited with a return based on the performance of the Company’s common stock, including dividends paid on the common stock.

A participant may elect to defer compensation for a specified period of time (but not less than 5 years) or until retirement. A participant who defers compensation until retirement may elect to receive his or her account balance in a lump sum at retirement or in quarterly installments over a period of 5 or 10 years. A participant may also elect between a lump sum and installments if the participant’s employment is terminated before retirement. However, regardless of any such election, if a participant’s employment is terminated within one year after a change in control, the account balance is paid to the participant in a lump sum.

Con-way Supplemental Retirement Savings Plan

Federal tax law limits the benefits available under 401(k) plans such as the Con-way Retirement Savings Plan (“RSP”) and the Con-way Personal Savings Plan (“PSP”). The Con-way Supplemental Retirement Savings Plan (“SRSP”) allows the Company to make basic, transition and matching contributions that cannot be made to the tax-qualified RSP or PSP due to these tax law limits.

All participants in the RSP and PSP who are subject to these tax law limits or are eligible and have elected to defer compensation are automatically enrolled in the SRSP. Plan participants select one or more funds from a specified group of available funds. Each participant’s notional account balance for that plan year will fluctuate based on the performance of the funds selected by the participant.

The Con-way deferred compensation program and the SRSP are not funded plans. However, the Company has contributed assets to a grantor trust intended to cover the Company’s liabilities under the plans. Assets placed in the grantor trust are subject to the claims of general creditors of the Company.

A participant may elect to receive his or her SRSP account balance in a lump sum upon retirement or in quarterly installments over a period of 5 or 10 years following retirement. A participant may also elect between a lump sum and installments if the participant’s employment is terminated before retirement. However, regardless of any such election, if a participant’s employment is terminated within one year after a change in control, the account balance is paid to the participant in a lump sum.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

With respect to post-employment compensation that our NEOs are entitled to receive, the table below outlines the primary non-change-in-control and change-in-control severance benefits available to each of our NEOs.

Name	Cash	Outplacement	Equity	Benefits	Payout Trigger	Excise Tax Treatment

D.W. Stotlar
Change in Control	3x (Current Base Salary + Target Bonus)	Up to $90,000	Full Acceleration	36 months Medical/Life	Termination w/i 24 months	Modified Economic Cutback
Non-CIC	2x (Current Base Salary + Prior Year Target Bonus)	Up to $90,000	Partial Acceleration(1)	24 months Medical	Involuntary termination w/o cause	N/A
S.L. Bruffett
Change in Control	2x (Current Base Salary + Target Bonus)	Up to $25,000	Full Acceleration	24 months Medical/Life	Termination w/i 24 months	Modified Economic Cutback
Non-CIC	1.5x (Current Base Salary + Prior Year Target Bonus)	Up to $25,000	Partial Acceleration(1)	18 months Medical	Involuntary termination w/o cause	N/A
R.L. Bianco, Jr.
Change in Control	3x (Current Base Salary + Target Bonus)	Up to $25,000	Full Acceleration	36 months Medical/Life	Termination w/i 24 months	Modified Economic Cutback
Non-CIC	1.5x (Current Base Salary + Prior Year Target Bonus)	Up to $25,000	Partial Acceleration(1)	18 months Medical	Involuntary termination w/o cause	N/A
S.K. Krull
Change in Control	2x (Current Base Salary + Target Bonus)	Up to $25,000	Full Acceleration	24 months Medical/Life	Termination w/i 24 months	Modified Economic Cutback
Non-CIC	1.5x (Current Base Salary + Prior Year Target Bonus)	Up to $25,000	Partial Acceleration(1)	18 months Medical	Involuntary termination w/o cause	N/A
W.G. Lehmkuhl
Change in Control	2x (Current Base Salary + Target Bonus)	Up to $25,000	Full Acceleration	24 months Medical/Life	Termination w/i 24 months	Modified Economic Cutback
Non-CIC	1.5x (Current Base Salary + Prior Year Target Bonus)	Up to $25,000	Partial Acceleration(1)	18 months Medical	Involuntary termination w/o cause	N/A

(1)

Partial acceleration for awards of stock options or stock appreciation rights that are scheduled to vest in installments means that all unvested options and stock appreciation rights that are scheduled to vest on or before the date that is 24 months (for Mr. Stotlar) or 18 months (for all other NEOs) after such NEO’s severance date would be accelerated. Partial acceleration for time-based restricted stock and restricted stock unit awards means that a portion of the unvested award determined by dividing a specified number of months (24 months for Mr. Stotlar or 18 months for all other NEOs) by the number of months in the vesting period, which is 36 months, would be accelerated.

The non-change-in-control severance agreements provide for early vesting of a portion of the NEO’s outstanding long-term incentive awards (other than performance share plan units, which do not have accelerated vesting upon a non-change-in-control severance) upon a qualifying non-change-in-control termination, which is defined in the severance agreements. Only awards granted after the effective dates of the severance agreements are subject to early vesting.

In general, under the change-in-control severance agreements, a change in control occurs if:

•	25% of the Company’s voting securities are acquired by an outsider;

•	Members of the Board serving as of June 1, 2012 cease to constitute a majority of directors;

•	The Company merges with or is consolidated into another company; or

•	The Company is liquidated or there is a disposition of all or substantially all of the Company’s assets.

A change in control also occurs if the Company disposes of a business unit, but only as to executives employed by that business unit (unless the transaction also constitutes a sale of substantially all of the Company’s assets, in which case it is a change in control as to all executives). Each of the change in control events described above is subject to various qualifications, exceptions and limitations contained in the individual severance agreements of the NEOs and the severance agreements require the NEOs to comply with restrictive covenants with respect to confidentiality, non-solicitation and non-disparagement and to execute a written release of claims.

The Company does not provide a tax gross-up for excise taxes payable pursuant to Code Section 280G, with each NEO bearing responsibility for paying any such taxes that might apply.

For the NEOs to be entitled to receive change-in-control severance benefits there must occur both a change in control and a qualifying termination of employment, a so-called “double trigger.” The termination must occur within two years after the change in control, and can be actual or constructive. A constructive termination occurs if the executive terminates his or her employment for “good reason.” “Good reason” is defined in the severance agreements and generally includes the occurrence of (i) a material reduction in the authority, duties or responsibilities of an NEO, (ii) a specified reduction in base salary, cash bonus opportunity or long-term incentive opportunity, (iii) a relocation of principal place of employment by a specified distance, (iv) a substantial increase in business travel obligations or (v) a failure to pay the NEO’s current compensation. The long-term incentive awards granted to the NEOs are subject to early vesting in the event of a change in control if there is a qualifying termination of employment.

The table below shows the estimated payments that each of our NEOs would have been entitled to receive had his employment been terminated as of December 31, 2012 (i) as a result of a “severance qualifying” termination in connection with a change in control and (ii) upon an involuntary termination of employment other than for cause and other than in connection with a change in control.

Name	Cash	Outplacement	Equity(1)	Benefits	AD&D	Total Potential(1)	Excise Tax Result(2)

D.W. Stotlar
Change in Control	$5,315,604	$90,000	$3,679,974	$51,039	$235,001	$9,371,618	Exceeds Limit; Payment Capped at $5,962,121
Non-CIC	$3,543,736	$90,000	$1,736,636	$34,026	$0	$5,404,398	N/A
S.L. Bruffett
Change in Control	$1,532,075	$25,000	$1,483,029	$22,936	$103,301	$3,166,340	Exceeds Limit; Payment Capped at $2,226,537
Non-CIC	$1,149,056	$25,000	$530,750	$17,202	$0	$1,722,008	N/A
R.L. Bianco, Jr.
Change in Control	$2,182,091	$25,000	$1,435,623	$51,039	$67,809	$3,761,562	Below Limit
Non-CIC	$1,091,045	$25,000	$518,954	$25,520	$0	$1,660,519	N/A
S.K. Krull
Change in Control	$1,370,893	$25,000	$1,354,333	$32,912	$3,415	$2,786,553	Exceeds Limit; Payment Capped at $1,652,881
Non-CIC	$1,028,169	$25,000	$510,372	$24,684	$0	$1,588,225	N/A
W.G. Lehmkuhl
Change in Control	$1,370,893	$25,000	$1,115,269	$32,538	$38,182	$2,581,882	Exceeds Limit; Payment Capped at $1,548,769
Non-CIC	$1,028,169	$25,000	$377,319	$24,404	$0	$1,454,892	N/A

(1)	Reflects the value of accelerated equity calculated using the closing price of our common stock on December 31, 2012 ($27.82). In the case of stock option awards, the equity value was determined by multiplying (i) the difference between the exercise price and closing stock price of $27.82 per share on December 31, 2012 and (ii) the number of unvested option shares that would vest following a qualifying termination of employment.

(2)	Payments are reduced to the minimum extent necessary so that no portion of the payment is subject to excise taxes, as determined in accordance with Code Sections 280G and 4999. When determining the final payment amount, payments are reduced in the following order: underwater stock options, cash payments not subject to Code Section 409A, benefit continuation payments, cash payments subject to Code Section 409A, performance-based shares, time-based shares and in-the-money stock options.

Retirement, Death or Disability

The three NEOs who participate in the Company’s defined benefit pension plan (Messrs. Stotlar, Bianco and Lehmkuhl) are eligible to retire and begin receiving benefits under the plan at any time after reaching age 55 with at least 10 years of service; however, as of December 31, 2012, none of these NEOs had reached age 55. If any NEO serving on December 31, 2012 had died or become disabled on December 31, 2012, all of his unvested awards shown in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table would have vested and his death or disability benefits (as applicable) would have become payable. Death benefits are in the form of proceeds of Company-paid life insurance, and disability benefits are in the form of benefits under the Company’s disability programs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee are all independent directors of the Company and have no other relationships with the Company and its subsidiaries.

AUDIT COMMITTEE REPORT

In connection with its review of the audited financial statements of the Company for the fiscal year ended December 31, 2012, the Audit Committee has reviewed and discussed the audited financial statements with management, and discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012, for filing with the SEC.

The Audit Committee

John C. Pope, Chairman	William R. Corbin
John J. Anton	Edith R. Perez

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any beneficial owner of more than 10% of the Company’s common stock, to file reports of their ownership, and changes in ownership, of our common stock with the SEC. The Company undertakes to file such reports on behalf of our current reporting directors and executive officers.

Based upon examination of the copies of such reports and the written representations of our directors and executive officers, the Company believes that its directors and executive officers and beneficial owners of more than 10% of the Company’s common stock have complied with all filing requirements under Section 16(a) of the Exchange Act during 2012.

CONFIDENTIAL VOTING

Under the confidential voting policy adopted by the Board of Directors, all proxies, ballots, and voting materials that identify the votes of specific shareholders will be kept confidential from the Company except as may be required by law or to assist in the pursuit or defense of claims or judicial actions and except in the event of a contested proxy solicitation. In addition, comments written on proxies, ballots, or other voting materials, together with the name and address of the commenting shareholder, will be made available to the Company without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Certain vote tabulation information may also be made available to the Company, provided that the Company is unable to determine how any particular shareholder voted.

Access to proxies, ballots, and other shareholder voting records will be limited to inspectors of election who are not employees of the Company and to certain Company employees and agents engaged in the receipt, count, and tabulation of proxies.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2014 Annual Meeting of Shareholders must be received by the Company no later than December 3, 2013, to be considered for inclusion in the Company’s proxy materials, pursuant to Rule 14a-8 under the Exchange Act.

The Company’s Bylaws require that any proposal (including any director nomination) intended to be presented directly at the 2014 Annual Meeting, and not submitted for inclusion in the Company’s proxy materials as described above, must be submitted in accordance with the requirements of the Bylaws no earlier than December 8, 2013 and no later than January 7, 2014.

All proposals or nominations by shareholders must be addressed to the Corporate Secretary, Con-way Inc., 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

HOUSEHOLDING INFORMATION

SEC rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings to the Company. To take advantage of this opportunity, we have in some instances delivered or caused to be delivered only one Notice or set of Annual Meeting materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any shareholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

OTHER MATTERS

The Company will furnish to interested shareholders, free of charge, a copy of its 2012 Annual Report on Form 10-K filed with the SEC. The report will be available for mailing after April 15, 2013. Please direct your written request to the Corporate Secretary, Con-way Inc., 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

Your Board knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

The expense of proxy solicitation will be borne by the Company. The solicitation is being made by mail and may also be made by telephone, Internet, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. In addition, the Company has engaged the services of Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies for a fee of $12,500, plus expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company’s voting stock.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS SET FORTH ON YOUR PROXY CARD OR VOTING INSTRUCTION CARD.

BY ORDER OF THE BOARD OF DIRECTORS

STEPHEN K. KRULL
Secretary

April 2, 2013

APPENDIX A

Proposal 3 Amendments to Certificate of Incorporation (as excerpted)

ELEVENTH. A. Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

B. The number of directors shall be determined by the Board of Directors or the stockholders, provided, however, that the number thereof shall never be less than seven nor greater than ~~eleven~~fourteen. A director need not be a stockholder. The Board of Directors shall not be classified. From and after the 2009 annual meeting of Stockholders, the directors shall be elected at each annual meeting of stockholders for a one-year term expiring at the next annual meeting of stockholders; provided that the term of any director elected prior to the 2009 annual meeting of stockholders shall be unaffected. A director shall hold office until the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, including any vacancy that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.

Any amendment, change or repeal of this Article, or any other amendment to this Certificate of Incorporation that will have the effect of permitting circumvention of or modifying this paragraph B of ARTICLE ELEVENTH, shall require the favorable vote, at a stockholders’ meeting, of the holders of at least 80% of the then-outstanding shares of stock of the corporation entitled to vote.

Proposal 3 Amendments to Bylaws (as excerpted)

ARTICLE III

DIRECTORS

SECTION 2. Number, Qualifications and Classification. (a) A majority of the directors holding office may by resolution increase or decrease the number of directors, provided, however, that the number thereof shall never be less than seven nor greater than ~~eleven~~fourteen. A director need not be a stockholder. Directors shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, including any vacancy that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders.

A-1

APPENDIX B

Proposal 4 Amendments to Certificate of Incorporation (as excerpted)

ELEVENTH. A. Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

B. The number of directors shall be determined by the Board of Directors or the stockholders, provided, however, that the number thereof shall never be less than seven nor greater than eleven. A director need not be a stockholder. The Board of Directors shall not be classified. From and after the 2009 annual meeting of Stockholders, the directors shall be elected at each annual meeting of stockholders for a one-year term expiring at the next annual meeting of stockholders; provided that the term of any director elected prior to the 2009 annual meeting of stockholders shall be unaffected. A director shall hold office until the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, including any vacancy that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.

Any amendment, change or repeal of this Article, or any other amendment to this Certificate of Incorporation that will have the effect of permitting circumvention of or modifying this paragraph B of ARTICLE ELEVENTH, shall require the ~~favorable~~affirmative vote, at a stockholders’ meeting, of the holders of ~~atleast 80%~~a majority of the then-outstanding shares of stock of the corporation entitled to vote.

Proposal 4 Amendments to Bylaws (as excerpted)

ARTICLE III

DIRECTORS

SECTION 2. Number, Qualifications and Classification. (a) A majority of the directors holding office may by resolution increase or decrease the number of directors, provided, however, that the number thereof shall never be less than seven nor greater than eleven. A director need not be a stockholder. Directors shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, including any vacancy that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders.

(b) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto.

B-1

(c) Any amendment, change or repeal of this Section 2 of Article III, or any other amendment to these Bylaws that will have the effect of permitting circumvention of or modifying this Section 2 of Article III, shall require the ~~favorable~~affirmative vote, at a stockholders’ meeting, of the holders of ~~atleast 80%~~a majority of the then-outstanding shares of stock of the Corporation entitled to vote.

B-2

APPENDIX C

Proposal 5 Amendments to Certificate of Incorporation (as excerpted)

TWELFTH. Notwithstanding anything in this Certificate of Incorporation to the contrary, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only if ~~80~~66 2/3% or more of the voting power of the stockholders entitled to vote thereon consent thereto in writing.

Any amendment, change or repeal of this ARTICLE TWELFTH, or any other amendment to this Certificate of Incorporation that will have the effect of permitting circumvention or modifying this ARTICLE TWELFTH, shall require the ~~favorable~~affirmative vote, at a stockholders’ meeting, of the holders of at least ~~80~~66 2/3% of the then-outstanding shares of stock of the corporation entitled to vote.

C-1

Con-way®

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

1234 5678 9012 345

A Proposals

1. Election of eleven directors

C 1234567890 JNT

1 U P X 1 6 0 1 6 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 PM, ET, on May 6, 2013. Vote by Internet Go to www.investorvote.com/CNW Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals The Board of Directors recommends a vote FOR the election of directors below. 1. Election of eleven directors + Nominees: For Against Abstain For Against Abstain For Against Abstain 1 - John J. Anton 2 - W. Keith Kennedy, Jr. 3 - Michael J. Murray 4 - Edith R. Perez 5 - P. Cody Phipps 6 - John C. Pope 7 - William J. Schroeder 8 - Douglas W. Stotlar 9 - Peter W. Stott 10 - Roy W. Templin 11 - Chelsea C. White III The Board of Directors recommends a vote FOR item 2 below. The Board of Directors recommends a vote FOR item 5 below. For Against Abstain For Against Abstain 2. Advisory vote to approve executive compensation 5. Approve amendments to Certificate to reduce supermajority voting thresholds relating to shareholder action by written consent The Board of Directors recommends a vote FOR item 3 below. The Board of Directors recommends a vote FOR item 6 below. For Against Abstain 3. Approve amendments to Certificate and Bylaws to increase For Against Abstain maximum number of directors to 14 6. Ratify appointment of KPMG LLP as independent registered public accounting firm The Board of Directors recommends a vote FOR item 4 below. For Against Abstain 4. Approve amendments to Certificate and Bylaws to reduce supermajority voting thresholds relating to Board of Directors

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Con-way Inc. + This Proxy is Solicited on Behalf of the Board of Directors of Con-way Inc. The undersigned appoints M.J. MURRAY, W.J. SCHROEDER and C.C. WHITE and each of them, the proxies of the undersigned, with full power of substitution, to vote the stock of Con-way Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2013 at 9:00 a.m. local time at the Company’s headquarters located at 2211 Old Earhart Road, Ann Arbor, Michigan, and at any adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR items 2, 3, 4, 5 and 6 on the reverse side. (Continued and to be marked, dated and signed, below) B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Con-way

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

1234 5678 9012 345

A Proposals

1. Election of eleven directors

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1 U P X 1 6 0 1 6 4 3

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 11:59 PM, submitted ET, on May by 3, the Vote 2013 Internet .by Internet or telephone must be received by Go to www.investorvote.com/CNW Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. The Board of Directors recommends a vote FOR the election of directors below. 1. Election of eleven directors Nominees: For Against Abstain For Against Abstain For Against Abstain 1 - John J. Anton 2 - W. Keith Kennedy, Jr. 3 - Michael J. Murray 4 - Edith R. Perez 5 - P. Cody Phipps 6 - John C. Pope 7 - William J. Schroeder 8 - Douglas W. Stotlar 9 - Peter W. Stott 10 - Roy W. Templin 11 - Chelsea C. White III For Against Abstain For Against Abstain 2. Advisory vote to approve executive compensation 5. Approve amendments to Certificate to reduce supermajority voting thresholds relating to shareholder action by The Board of Directors recommends a vote FOR item 3 below. Thewritten Boardconsent of Directors recommends a vote FOR item 6 below. For Against Abstain 3. Approve amendments to Certificate and Bylaws to increase For Against Abstain maximum number of directors to 14 6. Ratify appointment of KPMG LLP as independent registered The Board of Directors recommends a vote FOR item 4 below. public accounting firm 4. Approve amendments to Certificate and Bylaws to reduce For Against Abstain supermajority voting thresholds relating to Board of Directors

Dear Fellow Employee: Enclosed is proxy material for the Con-way Inc. Annual Meeting of Shareholders to be held on May 7, 2013. This material is being sent to you as a participant in one or more of the Company’s 401(k) Plans (the Con-way Retirement Savings Plan, the Con-way 401(k) Plan and the Con-way Personal Savings Plan) and includes (1) the Company’s 2013 Proxy Statement and 2012 Annual Report, (2) a card to instruct T. Rowe Price Trust Company, the Trustee of each of the Plans, as to how you wish the shares of Company common stock credited to your account(s) to be voted or, alternatively, instructions for Internet or telephonic voting of your Plan shares, and (3) an envelope to forward your instruction card to Shareowner Services, the Company’s stock transfer agent. You may vote the Company common shares credited to your account(s) by Internet or by telephone, by following the attached instructions, or you may complete and return the enclosed instruction card. If you elect to vote by Internet or telephone, there is no need to return your instruction card. If you elect to return your instruction card, you may give the Trustee specific voting instructions for the shares or, if you wish, you may sign and return the card without giving specific voting instructions and the shares will be voted as recommended by the Con-way Board of Directors. Under the terms of each Plan, the Trustee votes any Con-way common shares in the Plan for which it does not receive timely voting instructions (by Internet, by telephone or through a properly executed instruction card) in the same manner and proportion as the common shares in the Plan for which it does receive valid voting instructions on a timely basis. If you elect to vote by signing and returning your instruction card, the card must be returned directly to Shareowner Services, the Company’s stock transfer agent. Whether you vote by returning your instruction card, or by Internet or telephone, your vote will be treated confidentially by the transfer agent and the Trustee. The exercise of voting rights is a very important feature of the Plans because it allows plan participants to participate directly in the affairs of the Company. We urge you to exercise your voting rights. In order for the Trustee to comply with your instructions, Shareowner Services must receive your completed instruction card no later than 11:59 PM ET on May 3, 2013, or you must have completed your Internet or telephonic voting prior to the deadline set forth in the attached instructions. Sincerely, Stephen K. Krull IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Con-way Inc. CON-WAY RETIREMENT SAVINGS PLAN CON-WAY 401(K) PLAN + CON-WAY PERSONAL SAVINGS PLAN The undersigned hereby directs the Trustee of the Con-way Direction Retirement of Participant Savings Plan, to Con-way Trustee 401(k) Plan and Con-way Personal Savings Plan, to vote all shares of Con-way Inc. common stock credited to the individual account(s) of the undersigned under the Plans at the Annual Meeting of Shareholders of Con-way Inc. to be held on Tuesday, May 7, 2013 at 9:00 a.m. local time at the Company’s headquarters located at 2211 Old Earhart Road, Ann Arbor, Michigan, and at any adjournments or postponements thereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to direct the Trustee to vote in accordance with the Board of Directors’ recommendations. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, and FOR items 2, 3, 4, 5 and 6 on the reverse side. (Continued and to be marked, dated and signed, below)

Change of Address — Please print new address below. Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +